                                                                    EXHIBIT 10.1



                              DEFINITIVE AGREEMENT


                                  by and among


                           REGIONAL HEALTHCARE, INC.
                           HERNANDO HEALTHCARE, INC.
                      SPRING HILL REGIONAL HOSPITAL, INC.

                                      and

                            HERNANDO COUNTY, FLORIDA
           a political subdivision of the State of Florida ("County")

                                      and

                               HERNANDO HMA, INC.
                       HEALTH MANAGEMENT ASSOCIATES, INC.

                              DEFINITIVE AGREEMENT
                              --------------------

                               TABLE OF CONTENTS
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                                                                                                PAGE
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ARTICLE 1. DEFINITIONS..........................................................................    2
        1.1  Definitions........................................................................    2
        1.2  Interpretation.....................................................................    6

ARTICLE 2.  BASIC TRANSACTIONS..................................................................    7
        2.1  Lease of Leased Assets.............................................................    7
        2.2  Purchase of Purchased Assets.......................................................    7
        2.3  Assets Excluded from Transactions..................................................    8
        2.4  Assumption of Certain Liabilities..................................................    8
        2.5  Purchase Price; Rent...............................................................    8
        2.6  Post-Closing Adjustment............................................................    8
        2.7  Transfer Taxes.....................................................................    9
        2.8  Title Insurance and Survey.........................................................    9

ARTICLE 3. CLOSING..............................................................................   10
        3.1  Closing............................................................................   10
        3.2  Actions of Sub and HMA at Closing..................................................   10
        3.3  Actions of Regional at Closing.....................................................   11

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF REGIONAL.........................................   12
        4.1  Organization and Authorization.....................................................   13
        4.2  Assets; Title......................................................................   13
        4.3  Consents; Absence of Conflicts With Other
             Agreements, Etc....................................................................   13
        4.4  Binding Obligations................................................................   14
        4.5  Financial Statements...............................................................   14
        4.6  Licenses...........................................................................   14
        4.7  Medicare Participation; Accreditation..............................................   14
        4.8  Regulatory Compliance..............................................................   15
        4.9  Contracts..........................................................................   15
       4.10  Equipment..........................................................................   15
       4.11  Insurance..........................................................................   15
       4.12  Employee Benefit Plans.............................................................   15
       4.13  Employee Relations.................................................................   16
       4.14  Litigation or Proceedings..........................................................   16
       4.15  Special Funds......................................................................   16
       4.16  Medical Staff Matters..............................................................   16
       4.17  Subsequent Results.................................................................   16
       4.18  Environmental Matters..............................................................   17
       4.19  Taxes..............................................................................   17
       4.20  No Broker's Fees...................................................................   18
       4.21  Disclaimer.........................................................................   18

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SUB AND HMA........................................   18
        5.1  Organization and Authorization of HMA..............................................   18
        5.2  Organization and Authorization of Sub..............................................   19
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        5.3  Consents; Absence of Conflicts With Other
             Agreements, Etc....................................................................   19
        5.4  Binding Obligations................................................................   19
        5.5  Regulatory Compliance..............................................................   19
        5.6  Litigation or Proceedings..........................................................   20
        5.7  No Broker's Fees...................................................................   20

ARTICLE 6. PRE-CLOSING ACTIONS BY REGIONAL......................................................   20
        6.1  Transition; Access.................................................................   20
        6.2  Operations.........................................................................   20
        6.3  Regulatory Approvals...............................................................   21
        6.4  Additional Financial Information...................................................   21
        6.5  Additional Requirements............................................................   22
        6.6  Closing Conditions.................................................................   22

ARTICLE 7.  PRE-CLOSING ACTIONS BY SUB AND HMA..................................................   22
        7.1  Regulatory Approvals...............................................................   22
        7.2  Closing Conditions.................................................................   22

ARTICLE 8. CONDITIONS PRECEDENT TO SUB'S AND HMA'S OBLIGATIONS..................................   22
        8.1  Representations, Warranties and Covenants..........................................   22
        8.2  Opinion of Regional's Counsel......................................................   22
        8.3  Pre-Closing Confirmations..........................................................   23
        8.4  Hart-Scott Rodino..................................................................   23
        8.5  Actions or Proceedings.............................................................   23
        8.6  Survey and Leasehold Title Insurance Policy........................................   23
        8.7  No Adverse Change..................................................................   23
        8.8  Instruments from County............................................................   24
        8.9  Other Instruments and Documents....................................................   24

ARTICLE 9. CONDITIONS PRECEDENT TO REGIONAL'S OBLIGATIONS.......................................   24
        9.1  Representations, Warranties and Covenants..........................................   24
        9.2  Opinion of Sub's and HMA's Counsel.................................................   24
        9.3  Pre-Closing Confirmations..........................................................   24
        9.4  Hart-Scott Rodino..................................................................   24
        9.5  Actions or Proceedings.............................................................   24
        9.6  Other Instruments and Documents....................................................   25
        9.7  Instruments From County............................................................   25

ARTICLE 10.  INDEMNIFICATION....................................................................   25
        10.1 Indemnification by HMA.............................................................   25
        10.2 Indemnification by Regional........................................................   25
        10.3 Survival...........................................................................   26
        10.4 Limitations........................................................................   26
        10.5 Indemnification Procedure..........................................................   29

ARTICLE 11.  TERMINATION........................................................................   30
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                                      -ii-
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        11.1  Optional Termination..............................................................   30
        11.2  Actions on Termination; Effect of Termination.....................................   30
        11.3  Termination Payments..............................................................   31

ARTICLE 12.  FURTHER COVENANTS..................................................................   32
        12.1  Terminating Cost Reports..........................................................   32
        12.2  Insurance Coverage................................................................   32
        12.3  Confidentiality...................................................................   32
        12.4  Costs of Transaction..............................................................   33
        12.5  Preservation of Books and Records.................................................   33
        12.6  Cooperation.......................................................................   34
        12.7  Special Post-Closing Covenants....................................................   34

ARTICLE 13.  IN GENERAL.........................................................................   44
        13.1  Enforcement Expenses..............................................................   44
        13.2  Notice............................................................................   44
        13.3  Schedules and Other Instruments...................................................   45
        13.4  Choice of Law.....................................................................   45
        13.5  Benefit...........................................................................   45
        13.6  Waivers and Consents..............................................................   45
        13.7 Severability.......................................................................   45
        13.8  Inferences........................................................................   45
        13.9  Entire Agreement..................................................................   45
        13.10 Amendment.........................................................................   46
        13.11 Counterparts......................................................................   46
        13.12 Guaranty by HMA...................................................................   46
        13.13 Bankruptcy Court Jurisdiction.....................................................   46
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                                     -iii-

                              DEFINITIVE AGREEMENT


     This Definitive Agreement (this "Agreement") is made and entered into on the 12th day of March, 1998, by and among Regional Healthcare, Inc., a Florida not-for profit corporation ("RHI"), Hernando Healthcare, Inc., a Florida not-for-profit corporation ("HHI") and Spring Hill Regional Hospital Inc. a Florida not-for-profit corporation ("Spring Hill") (hereinafter RHI, HHI and Spring Hill are collectively called "Regional"), and Hernando HMA, Inc., a Florida corporation ("Sub"), and Health Management Associates, Inc., a Delaware corporation ("HMA").

     Whereas, Regional operates certain facilities located in Hernando County, Florida, consisting of two (2) general acute care hospitals licensed by the State of Florida for 166 beds known as Brooksville Regional Hospital and Spring Hill Regional Hospital (the "Hospital" or "Hospitals"), together with all businesses owned or leased by the Hospitals or by Regional in connection with the Hospitals, including PineBrook Regional Medical Center, an outpatient diagnostic and ambulatory surgery center and medical office building and all related services and offices, including all real property, whether developed or undeveloped, associated with any of the foregoing (all of which, including the Hospitals, being hereinafter sometimes referred to collectively as the "Hospital Facilities");

     Whereas, certain of the assets comprising the Hospital Facilities are owned by Regional, and certain of the assets comprising the Hospital Facilities are owned by Hernando County (the "County") and leased to Regional pursuant to that certain Lease Agreement dated as of October 3, 1989, between the County and Regional (the "County Lease");

     Whereas, Sub desires to purchase, and Regional desires to sell to Sub, certain assets of Regional pursuant to the terms contained in this Agreement;

     Whereas, the parties desire that the County and Regional terminate the County Lease, that Regional transfer the remainder of the Hospital Facilities to the County, and that the County lease such remainder of the Hospital Facilities to Sub, and Sub desires to lease the remainder of the Hospital Facilities from the County, all as set forth in that certain Lease Agreement attached hereto as Exhibit A, which would be entered into at the Closing, as defined below, among the County, as "Lessor", Sub, as "Lessee" and HMA, as "Guarantor" (the "Lease"); and

     Whereas, Sub is the wholly-owned subsidiary of HMA and HMA has agreed to all of the terms of this Agreement.

     Now, therefore, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

 ARTICLE 1. DEFINITIONS

      1.1 Definitions.  In addition to the other definitions contained in the
          -----------
heading paragraph and the Recitals of this Agreement and in Section 1.2, the following terms will, when used in this Agreement, have the following respective meanings:

     "Affiliate" means an entity which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.

     "Assets" means, collectively, the Leased Assets and the Purchased Assets.

     "Assumed Liabilities" means, collectively:

       a. all obligations of Regional or any entity comprising Regional arising out of or by reason of a transaction or event occurring, or payment or obligation accruing or arising, after the Effective Time under the Contracts;

       b. the following employee liabilities of Regional or any entity comprising Regional as of the Effective Time pertaining only to those employees of Regional employed by Sub upon and after the Effective Time, including all employment and other taxes payable by the employer with respect to such liabilities (the "Vacation and Sick Time Liabilities"):

            (1) accrued vacation time as of the Effective Time as recorded by Regional on its books and records; and

            (2) 100% of the sick time liability, whether or not recorded by Regional on its books and records as of the Effective Time.

     The Vacation and Sick Time Liabilities for the employees as of February 28, 1998, are described in "Schedule 1.1 -Vacation and Sick Time Liabilities."

       c. the accounts payable and accrued expenses of Regional as of the Effective Time including the amounts described in "Schedule 1.1 - Accounts Payable and Accrued Expenses" that have not been paid as of the Closing Date in the ordinary course of business;

       d.  all of Regional's obligations and liabilities under the

     Regional Healthcare, Inc. Pension Plan and Trust Agreement as amended and restated effective as of January 1, 1989; and

       e. All of Regional's obligations and liabilities under Title VI of the Health Services Act of 1946, as amended from time to time, commonly known as the "Hill-Burton Act".

     "Closing" has the meaning given it in Section 3.1.

     "Closing Date" has the meaning given it in Section 3.1.

     "Closing Statement" has the meaning given to it in Section 2.6.

     "Confidential Information" has the meaning given it by Section 12.3.

     "Contracts" means, collectively, those certain contracts, operating leases, capital leases, agreements and commitments of Regional or any of the entities comprising Regional that are set forth in Schedule 2.2(c), together with all other contracts, agreements and commitments added to Schedule 2.2(c) by mutual written agreement of the parties. The consents required for the assignment of specific Contracts shall be designated on Schedule 2.2(c).

     "County" means Hernando County, Florida, a political subdivision of the State of Florida.

     "Effective Time" has the meaning given it in Section 3.1.

     "Enforceability Exceptions" has the meaning given it by Section 4.4.

     "Environmental Laws" means, collectively, all federal, state and local statutes, regulations, ordinances, codes and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil or natural resources), including the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act and the Toxic Substance Control Act.

     "Environmental Permits" means all applicable permits, licenses, registrations, orders, authorizations and approvals of any Governmental Entity required under any of the Environmental Laws.

     "Estimated Purchase Price" has the meaning given to it by Section 2.5.

     "Excluded Assets" means, collectively:

       a. Cash, cash deposits in banks and escrows, and all other cash equivalent items of Regional;

       b. Regional's corporate and fiscal records and other records pertaining to the operations of Regional which Regional is required by law to retain in its possession;

       c. Regional's assets not related (directly or indirectly) to the Hospitals, all to the extent specifically described on "Schedule 1.1 - Excluded Assets";

       d. the non-transferable licenses, permits, certifications and governmental approvals with respect to the Hospitals; and

       e. All refunds and reimbursements for periods prior to the Effective Time, including, but not limited to, those described in Section 12.1.

     "Financial Statements" means: (a) the audited balance sheets of Regional as of September 30, 1996 and 1997, and the related audited statements of revenues and expenses, fund balances and cash flows for the years then ended, and (b) the unaudited balance sheet of Regional as of December 31, 1997, and the related unaudited statements of revenues and expenses, fund balances and cash flows for the three months then ended.

     "First Party" has the respective meanings given it by Sections 11.3(a) and 12.3.

     "GAAP" means generally accepted accounting principles.

     "Good Title" means, in the case of personal property, good and assignable title, and, in the case of real property, title as shown by the Title Commitment, subject to the matters described in this Agreement, including Permitted Encumbrances.

     "Governmental Entity" means any federal, state or local court, legislative body, governmental body, municipality, political subdivision, department, agency or authority.

     "Hazardous Substances" means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances, and toxic substances as those or similar terms are defined under any Environmental Law; (b) Medical Waste; (c) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (e) radon; (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant or solid, liquid or gaseous waste; (g) any pollutant or contaminant (including petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas) that in its condition, concentration or area of release could have a significant effect on human health, the environment or natural resources; and (h) any substance that whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation.

     "Indemnified Party" and "Indemnifying Party" have the respective meanings given them by Section 10.5(a).

     "Leased Assets" means, collectively: (a) the Premises; and (b) all rights, privileges and interests appurtenant to the foregoing; provided, however, that the Leased Assets do not include any of the Purchased Assets or any of the Excluded Assets. The Leased Assets include but are not limited to the real property described in "Schedule 1.1. - Leased Assets."

     "Leased Premises" has the meaning given it under the Lease.

     "Licenses and Permits" means, collectively, the State of Florida Agency for Health Care Administration license, and other licenses, permits, certificates, registrations, consents, orders, authorizations and approvals of any Governmental Entity, including the County and the State of Florida, with respect to the Hospital Facilities or the Leased Assets.

     "Losses" means any and all liabilities, claims, demands, suits, causes of action, judgments, obligations, damages and deficiencies, and all costs and expenses incident thereto (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating and preparing or defending any litigation or proceeding, commenced or threatened, whether such litigation or proceeding is prosecuted by a party hereto or by a third party).

     "Medical Waste" means any solid waste generated in the diagnosis, treatment or immunizations of human beings or animals or in research pertaining thereto. Medical Waste includes special waste from health care facilities or providers which if improperly treated or handled may serve to transmit infectious diseases and which is composed of animal waste, bulk blood and blood products, microbiological waste, pathological waste or sharps, but does not include garbage or refuse from offices, kitchens or other non-health care activities.

     "Other Party" has the meaning given it by Section 12.3.

     "Permitted Encumbrances" means: (a) the Lease; (b) encumbrances set forth on "Schedule 1.1 - Permitted Encumbrances"; (c) liens for taxes, not yet delinquent, for years subsequent to 1997; (d) the effect of any zoning ordinances currently enacted and affecting the Premises; (e) matters shown on the Surveys, and (f) such other liens or encumbrances as HMA or Sub may expressly permit in writing subsequent to the Closing Date; provided, however, that liens or encumbrances arising out of any capital debt or other long-term liabilities of Regional or County (other than liens and encumbrances set forth on "Schedule 1.1 - Permitted Encumbrances") are not Permitted Encumbrances.

     "Purchase Price" has the meaning given it by Section 2.5.

     "Purchased Assets" has the meaning given it by Section 2.2.

     "Release" or "Released" when used in reference to Hazardous Substances has the meaning given by 42 U.S.C, (S)9601(22).

     "Second Party" has the meaning given it by Section 11.3(a).

     "Taxes" means, collectively, federal, state and local income, payroll, withholding, excise, sales, use, real and personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other taxes, including penalties and interest thereon and estimated taxes.

     "Survey" means the following ALTA surveys of the Premises prepared by Heidt & Associates, Inc.: Drawing No. 222219-1 dated February 11, 1998, Drawing No. 342218-1 dated February 23, 1998, Drawing No. 342318-1 dated February 23, 1998, and Drawing No. 182220-1 dated February 23, 1998, and certified in accordance with generally accepted professional standards describing the boundaries, improvements, setbacks and all matters of record set forth in the Title Commitment.

     "Title Commitment" means the Leasehold Title Insurance Commitment dated February 9, 1998, issued by Lawyer's Title Insurance Corporation. A copy of the Title Commitment is attached as "Schedule 1.1 - Title Commitment".

      1.2 Interpretation.  In this Agreement, unless the context otherwise
          --------------
requires: (a) references to "Articles" and "Sections" are to the Articles or Sections of this Agreement and references to "Schedules" are to the Schedules annexed hereto; (b) references to any party to this Agreement include references to its respective successors and permitted assigns; (c) references to judgment include any order, writ, injunction, decree, determination or award of any court or tribunal; (d) references to a person or entity include references to any individual, company, body corporate, association, partnership, firm, joint venture, trust or Governmental Entity; (e) any of the terms defined herein may, unless the context requires otherwise, be used in the singular or the plural depending on the reference; (f) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context; (g) with respect to any matter or thing, the terms "including" or "include" mean including but not limited to such matter of thing; and (h) with respect to any party, the term "knowledge" or "best of knowledge" of such party means the actual awareness of any executive officer of such party. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and have no legal effect in construing the provisions of this Agreement.

 ARTICLE 2.  BASIC TRANSACTIONS

      2.1 Lease of Leased Assets.  At Closing, conditioned upon the requisite
          ----------------------
actions being taken by the County, the County and Regional will terminate the County Lease, Regional will transfer and convey to the County the portion of the Leased Assets owned by Regional, and the County, Sub and HMA will execute and deliver the Lease.

      2.2 Purchase of Purchased Assets.  At Closing, Regional will sell, assign
          ----------------------------
and transfer to Sub all of Regional's right, title and interest in and to the following except as otherwise provided in the last sentence of this section (collectively, the "Purchased Assets"): (a) all furniture, furnishings, equipment, machinery, data processing hardware and software, vehicles and other tangible personal property owned on the Closing Date by any entity comprising Regional contained on the Premises or used in connection therewith or with the operation of the Hospital Facilities, including, but not limited to, the items described in Schedule 4.10, and all other rights, privileges and franchises owned or held on the Closing Date by any entity comprising Regional relating to the operation or development of, or associated with, the Hospital Facilities;
(b) all businesses owned by Regional or any entity comprising Regional with respect to the Hospitals, including those businesses comprising the Hospital Facilities; (c) the Contracts, as described in Schedule 2.2(c); (d) Regional's accounts receivable on the Closing Date (including those related to Medicare and Medicaid) (the "Accounts Receivable"); (e) Regional's inventories of goods and supplies on the Closing Date used or maintained in connection with or located in the Hospital Facilities, including, food, cleaning materials, disposables, linens, consumables, office supplies, pharmaceuticals, drugs and medical supplies, on the Closing Date (the "Inventories"); (f) to the extent transferable, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises held on the Closing Date by any entity comprising Regional necessary to operate and conduct business at the Hospital Facilities; (g) all goodwill associated with the Hospitals and Hospital Facilities and all assignable warranties (expressed or implied) and assignable rights and claims assertable by Regional related to the operation of the Hospital Facilities; (h) all patents and patent applications associated with the Hospitals or the Hospital Facilities; (i) all trademarks or trade names and copyrights of Regional, and any proprietary manuals; and (j) Regional's prepaid expenses and deposits on the Closing Date (collectively, the "Prepaid Items and Deposits") as described on Schedule 2.2(j); provided, however, that the Purchased Assets do not include any of the Leased Assets or any of the Excluded Assets.

      2.3 Assets Excluded from Transactions.  The Excluded Assets, including the
          ---------------------------------
refunds, reimbursements and obligations associated with Medicare and Medicaid and other third party payor programs for periods prior to the Closing Date including those described in Section 12.1, are not intended by the parties to be transferred to Sub or HMA, whether by lease or by purchase, at Closing and are excluded from the transactions contemplated by this Agreement and by the Lease.

      2.4 Assumption of Certain Liabilities.  As of the Effective Time, Sub will
          ---------------------------------
assume all of the Assumed Liabilities and Sub and HMA, jointly and severally, will indemnify and hold Regional harmless with respect to the Assumed Liabilities. It is expressly understood and agreed that except for the Assumed Liabilities, neither Sub nor HMA will assume, nor will either of them be liable for, any liability, obligation, claim against or contract of Regional (or any of their Affiliates) or the County arising out of Regional's ownership or operation of the Hospital Facilities or Sub's lease and operation of the Hospital Facilities. As of the Closing Date, Sub shall become the plan sponsor of Regional's defined benefit pension plan and trust replacing Regional and, thereafter, Sub shall have all of the rights, duties and obligations of the plan sponsor of such pension plan.

      2.5 Purchase Price; Rent.  As consideration for the Leased Assets and
          --------------------
Purchased Assets, Sub will pay to Regional (a) a purchase price for the Purchased Assets in the amount of Fifty-eight Million and 00/100 Dollars ($58,000,000.00) minus (i) an amount equal to fifty percent (50%) of the accrued sick leave, (ii) one hundred percent (100%) of the accrued vacation and holiday pay of Regional's employees that are hired by Sub as of the Closing Date, and
(iii) one hundred percent (100%) of all of the assumed accounts payable and accrued expenses of Regional as of the Effective Time that exceed the sum of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00)(the "Purchase Price"), and (b) as agent for the County rent for the Leased Assets in the amount of Twenty Million and 00/100 Dollars ($20,000,000.00) (the "Rent"). On or prior to the Closing Date, Regional will deliver to Sub Regional's estimate of the Purchase Price including, but not limited to, the items described in
Section 2.5(a)(i), (ii) and (iii) in accordance with Regional's methods of determining such items (the "Estimated Purchase Price"). At the Closing, Sub will pay to Regional, and HMA will cause Sub to pay to Regional, by wire transfer of immediately available funds, the Estimated Purchase Price and the Rent. The Estimated Purchase Price will be subject to a post-Closing adjustment as provided by Section 2.6.

      2.6 Post-Closing Adjustment.
          -----------------------

     Within sixty (60) days after the Closing Date, Regional will give to Sub a Closing Statement, which will contain Regional's determination of the items described in Section 2.5(a)(i), (ii) and

(iii) in accordance with Regional's methods of determining such items. Sub will have the right to review the Closing Statement. Regional will permit Sub and its independent accountants access to review the working papers and schedules of Regional utilized or prepared in connection with the preparation of the Closing Statement. Within thirty (30) days after its receipt of the Closing Statement, Sub will, by written notice to Regional, either accept the Closing Statement or describe in reasonable detail any proposed adjustments to the Closing Statement as it pertains solely to the items described in Section 2.5(a)(i), (ii) and
(iii) and the reasons therefore. If Regional does not receive such notice of proposed adjustments within the thirty (30) day period, then Sub will be deemed irrevocably to have accepted the Closing Statement. Regional and Sub will negotiate in good faith to resolve any disputes over any proposed adjustments to the Closing Statement. However, if any such dispute is not resolved within thirty (30) days following receipt by Regional of the proposed adjustments, Sub and Regional jointly will select an independent public accounting firm, which will determine the amounts of the items described in Section 2.5(a)(i), (ii) and
(iii) in accordance with Regional's methods consistently applied in determining such items, which determination of the accounting firm will be final and binding on the parties. The fees and expenses of such accounting firm will be shared by Regional and Sub in proportion to the relative amounts of the dispute and amount determined by the accounting firm for the account of Regional and Sub, respectively. Subsequent to resolution an adjusted closing statement (the "Adjusted Closing Statement") will be signed by all parties and delivered in substitution for the Closing Statement and, if cash adjustments are to be made, then payment shall be made to the appropriate party by wire transfer of immediately available funds, within fifteen (15) days after the earliest of (a) Sub's actual or deemed acceptance of the Closing Statement, (b) the agreement of Regional and Sub in writing as to the Closing Statement or any adjustments thereto, and (c) the determination of the accounting firm described in this
Section 2.6.

      2.7 Transfer Taxes.  All sales, transfer, documentary stamp and other
          --------------
excise taxes on the transfer of the Purchased Assets to Sub, and all sales, rental, documentary stamp tax or similar taxes with respect to the Lease or on the payments under the Lease, shall be the sole obligation of Sub and HMA and Sub and HMA, jointly and severally, shall indemnify and hold Regional and the County harmless with respect thereto. All sales, transfer, documentary stamp and other taxes due on the transfer of the portion of the Leased Assets owned by Regional from Regional to the County shall be the sole obligation of Regional and Regional hereby agrees to indemnify and hold Sub and HMA harmless with respect thereto.

      2.8 Title Insurance and Survey. The title insurance premium for the
          --------------------------
Leasehold Title Insurance Policy to be issued pursuant to the terms of the Title Commitment obtained by Sub shall be paid by Sub. The cost of the Survey obtained by Regional shall be paid by Regional.

 ARTICLE 3. CLOSING

      3.1 Closing.  Subject to the satisfaction or waiver by the appropriate
          -------
party of all the conditions precedent to Closing specified in Articles 8 and 9, the closing of the transactions under this Agreement (the "Closing") will take place at the offices of Annis, Mitchell, Cockey, Edwards & Roehn, P.A., Suite 2100, One Tampa City Center, Tampa, Florida 33601 (or such other place as the parties may mutually agree) on or before forty-five (45) days from the later of the date of signing of this Agreement by all parties or the adoption by the Hernando County Board of Commissioners of a resolution approving and authorizing the signing and delivery of the Lease to Sub, but in any event on or before May 15, 1998, except as otherwise provided below (the "Closing Date"). In the event that all of the conditions precedent under this Agreement have been satisfied or waived in writing, except that Hernando County has not approved and authorized the signing of the Lease to Sub and HMA on or prior to May 15, 1998, and Hernando County has not, on or prior to May 15, 1998, expressly disapproved Sub and HMA, the Closing Date shall be automatically extended in fifteen (15) day increments up until June 29, 1998. If Hernando County has expressly disapproved Sub and HMA then Sub and HMA shall have until May 15, 1998, to resolve the matter with Hernando County with no right on the part of HMA and Sub to extend the Closing Date beyond May 15, 1998, unless the extension of the Closing Date is granted by Regional as set forth below. In the event that any of the conditions precedent to closing set forth in this Agreement have not been satisfied or waived in writing, on or prior to May 15, 1998 then, at the sole discretion of Regional, the Closing Date may be extended in fifteen (15) day increments until such conditions are satisfied or waived in writing or the expiration of any fifteen (15) day extension occurs without an additional extension being granted by Regional. The parties agree that the transfer, sale and lease of the Leased Assets and the Purchased Assets shall be calculated and made effective as of 12:01 a.m., Eastern Time, on the Closing Date (the "Effective Time").

      3.2 Actions of Sub and HMA at Closing.  At Closing, and unless otherwise
          ---------------------------------
waived by Regional in writing, Sub and HMA will deliver to Regional the following:

          (a) the Lease, for delivery to the County, duly executed by Sub and by HMA;

          (b) the Estimated Purchase Price and the Rent, delivered by wire transfer of immediately available funds;

          (c) copies of resolutions duly adopted by the Boards of Directors of Sub and of HMA, authorizing and approving their respective performance of the transactions contemplated hereby and by the Lease, and their respective execution and delivery of this Agreement, the Lease and the other documents described herein, each certified as true, complete and in full force and effect as of the Closing Date by appropriate officers of Sub and HMA, respectively;

          (d) certificates of a duly authorized Vice President of Sub and HMA certifying that each covenant and agreement of Sub and HMA to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (e) certificates of incumbency of the respective officers of Sub and HMA executing this Agreement, the Lease and the other documents described herein, each dated as of the Closing Date;

          (f) a certificate of existence and good standing of HMA from the State of Delaware, and a certificate of existence and active status of Sub from the State of Florida, each dated within 10 calendar days prior to the Closing Date;

          (g)  the opinion of Sub's and HMA's counsel described in Section 9.2;

          (h) a certificate of a duly authorized Vice President of Sub and HMA certifying that the representations and warranties of Sub and HMA set forth in this Agreement are true and correct in all material respects as of the Closing Date; and

          (i) such other instruments and documents as are customary for the transactions contemplated by this Agreement and as Regional reasonably deems necessary to effect the terms contemplated hereby and by the Lease.

      3.3 Actions of Regional at Closing.  At Closing, and unless otherwise
          ------------------------------
waived by HMA or Sub in writing, Regional will deliver to Sub and HMA the following:

          (a) exclusive possession of all of the Purchased Assets other than equipment leased from third parties;

          (b) documents of transfer and assignment, duly executed by Regional, assigning to Sub Good Title to the Purchased Assets subject only to Permitted Encumbrances;

          (c) copies of resolutions duly adopted by the Board of Directors of each of the corporations comprising Regional, authorizing and approving

               Regional's performance of the transactions contemplated hereby and its execution and delivery of this Agreement and the other documents described herein, certified as true, complete and in full force and effect as of the Closing Date by an appropriate officer of Regional;

          (d) certificates of the appropriate officers of each of the corporations comprising Regional certifying that each covenant and agreement of Regional to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects;

          (e) a certificate of incumbency of the officers of each of the corporations comprising Regional executing this Agreement and the other documents described herein, dated as of the Closing Date;

          (f)  the opinion of Regional's counsel described in Section 8.2;

          (g) a certificate of the appropriate officer of each of the corporations comprising Regional certifying that the representations and warranties of Regional set forth in this Agreement are true and correct in all material respects as of the Closing Date;

          (h) the instruments required by the title company as part of the Title Commitment to be delivered by Regional, which items are set forth in Schedule B, Section 1, items 1, 2, and 3(c)-(k) of the Title Commitment and, to the extent acceptable to Regional, such other instruments as are sufficient to delete the standard exceptions set forth in Schedule B -Section 2 of the Title Commitment;

          (i) certified resolution of the County Commission authorizing the appropriate representative of the County to sign the Lease and all other documents required by the County to effect the transfers by the County to Sub as described herein; and

          (j) such other instruments and documents as are customary for the transactions contemplated by this Agreement and as HMA reasonably deems necessary to effect the terms contemplated hereby and by the Lease.

 ARTICLE 4.    REPRESENTATIONS AND WARRANTIES OF REGIONAL

     Regional (solely with respect to the representations and warranties pertaining to Regional or any corporation comprising Regional), represents and warrants to Sub and to HMA the following:

      4.1 Organization and Authorization.  Each of the corporations comprising
          ------------------------------
Regional is a not-for-profit corporation created under the laws of the State of Florida. Each of such corporations has the requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, and conduct its business as now being conducted.

      4.2 Assets; Title.
          -------------

       (a) Except for any loss, destruction or damage caused by Sub or HMA or any of their respective Affiliates, officers, agents, employees or contractors, Regional will bear all risk of loss, destruction or damage to any of the Assets occurring prior to Closing, whether due to fire, accident or other casualty, willful act, condemnation, riot, act of God or otherwise.

       (b) Regional has no knowledge of any matters encumbering title to the Assets owned by Regional except the matters covered by the Title Commitment. Regional has Good Title to all of the Purchased Assets (other than leased equipment or real estate) owned by it and as of the Closing Date Regional will have Good Title to all of the Purchased Assets owned by it subject only to the Permitted Encumbrances.

       (c) At Closing, Regional will transfer to County Good Title to all of the Leased Assets owned by Regional subject only to the Permitted Encumbrances.

       (d) To the knowledge of Regional, there are no material violations by Regional of zoning laws or municipal ordinances regarding zoning matters affecting the Premises.

      4.3 Consents; Absence of Conflicts With Other Agreements, Etc. Regional's
          ----------------------------------------------------------
execution, delivery and performance of this Agreement and the other documents contemplated hereby to which Regional is a party, and the consummation of the transactions contemplated hereby: (a) are within the corporate power of each of the corporations comprising Regional, are not in contravention of law or of the terms of any governing instruments of the corporations comprising Regional and have been duly authorized by all appropriate corporate action; subject to the
(i) signing of the consent by the County in the form appended to the Lease, (ii) signing by the United States Bankruptcy Court for the Middle District of Florida, Tampa Division ("Bankruptcy Court"), of an order ("Bankruptcy Order"), approving the transactions under this Agreement and, containing, to the extent permitted by the Bankruptcy Court, the elements described in "Schedule 4.3 -Bankruptcy Order", (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Act, (iv) delivery of the consents described in Schedule 2.2(c), and (v) issuance of any required licenses, permits and certificates of need, it being understood, however, that except for subsections 4.3(a)(i)-(v) no approval or consent of, or filing with, any Governmental Entity is required in order for Regional to perform its obligations under this Agreement; and (b) provided that all required licenses, permits and certificates of need and third party consents are obtained as described above, will neither conflict with nor result in any material breach or contravention of, nor permit the acceleration of the maturity of a material portion of, the Assumed Liabilities, nor the creation of any lien, charge or encumbrance affecting any of the Assets.

      4.4 Binding Obligations.  This Agreement constitutes the valid and legally
          -------------------
binding obligation of Regional and is enforceable against Regional in accordance with the terms hereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (collectively, the "Enforceability Exceptions").

      4.5 Financial Statements.  Regional has heretofore delivered to HMA, and
          --------------------
there are annexed hereto as Schedule 4.5, true and complete copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP, applied throughout the periods indicated on a consistent basis (except as noted in the notes thereto), and except as described in Schedule 4.5. Except as described in Schedule 4.5. the balance sheets comprising the Financial Statements present fairly in all material respects the financial condition of Regional or the Hospital Facilities, as the case may be, at the dates indicated thereon, and the statements of revenue and expenses comprising the Financial Statements present fairly in all material respects the results of operations of Regional or the Hospital Facilities, as the case may be, for the periods indicated thereon.

      4.6 Licenses.  The Hospitals are duly licensed by the State of Florida as
          --------
a 91 bed (in the case of Brooksville Regional Hospital) and 75 bed (in the case of Spring Hill Regional Hospital) general acute care hospital. The ancillary departments and other operations thereof (included in the Hospital Facilities) that are required to be specifically licensed are duly licensed by the appropriate state agencies. A list of all Licenses and Permits held by Regional is attached as Schedule 4.6.

      4.7 Medicare Participation; Accreditation.  The Hospital is qualified for
          -------------------------------------
participation in the Medicare and Medicaid programs by Healthcare Financing Administration ("HCFA"), has a current and valid provider agreement with the Medicare and Medicaid programs, and is currently accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO"), except as set forth in

Schedule 4.7, and is in compliance in all material respects with the conditions of participation in such programs.

      4.8 Regulatory Compliance.  Except as set forth in Schedule 4.8, the
          ---------------------
Hospital Facilities are in compliance in all material respects with all applicable statutes, rules, regulations and requirements of all Governmental Entities having jurisdiction over the Hospital Facilities and their operations, including the Florida Agency For Health Care Administration, and Regional has timely filed all reports, data and other information required to be filed with such Governmental Entities where a failure to file timely would have a material adverse effect on the Hospital Facilities. Except as set forth in Schedule 4.8, since January 1, 1994, neither Regional nor the Hospital has received written notice of a violation of any applicable ordinance or other law, order, regulation or requirement, or notice of condemnation, lien, assessment relating to any part of the Assets or the operation of the Hospital Facilities.

      4.9 Contracts.  Regional has made available to HMA true and complete
          ---------
copies of each of the Contracts. Each of the Contracts constitutes the valid and legally binding obligation of Regional and is enforceable against Regional in accordance with its terms except as enforcement may be limited by any or all of the Enforceability Exceptions. To the best of Regional's knowledge, each of the Contracts constitutes the valid and legally binding obligation of the other party thereto and is enforceable against such party in accordance with its terms except as enforcement may be limited by any or all of the Enforceability Exceptions. Each of the Contracts constitutes the entire agreement between the respective parties thereto relating to the subject matter thereof. Except as provided in Schedule 4.9, to the best of Regional's knowledge, all obligations required to have been performed under the terms of the Contracts have been performed in all material respects and no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Contracts, and each of the Contracts is in full force and effect without default on the part of any party thereto. Where a consent to the assignment of any Contract is required as set forth in Schedule 2.2(c), Regional will use its reasonable efforts to obtain such consent prior to Closing.

     4.10 Equipment.  A depreciation schedule listing, as of December 31, 1997,
          ---------
the furniture, fixtures and equipment of Regional is attached as Schedule 4.10.

     4.11 Insurance.  Annexed hereto as Schedule 4.11 is a list of the insurance
          ---------
policies covering the ownership and operations of the Hospital Facilities and the Assets. All of such policies are now and will be until Closing in full force and effect (unless replaced with comparable coverages) with no premium arrearages.

     4.12 Employee Benefit Plans.  Except as set forth in Schedule 4.12,
          ----------------------
Regional has no pension, profit sharing, compensation, deferred compensation or other employee pension, health or welfare benefit plan or arrangement relating to any one or more employees at, or the operations of, the Hospital Facilities.

     4.13 Employee Relations.  Except as set forth in Schedule 4.13: (a) there
          ------------------
is no pending or, to the best of Regional's knowledge, threatened employee strike, union representation effort, work stoppage or labor dispute; (b) no collective bargaining agreement exists or is currently being negotiated by Regional; no demand has been made to Regional for recognition by a labor organization by or with respect to any employees at the Hospital Facilities; and
(c) there are no pending or, to the best of Regional's knowledge, threatened unfair labor practice claims, equal employment opportunity claims, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like with respect to the Hospital Facilities.

      4.14 Litigation or Proceedings.  Except to the extent set forth in
           -------------------------
Schedule 4.14, to the best of Regional's knowledge, as of the date of this Agreement, there are no material claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Hospital Facilities or Regional at law or in equity, or before or by any Governmental Entity. Without limiting the generality of the foregoing, to the best of Regional's knowledge, as of the date of this Agreement, no action or proceeding before any Governmental Entity has been instituted against Regional or threatened against Regional which seeks to restrain or prohibit the transactions contemplated hereby or by the Lease. For the purpose of this Section 4.14, the term "material" shall mean any matter having a potential claim in excess of One Hundred Thousand Dollars ($100,000.00).

     4.15 Special Funds.  Except as set forth in Schedule 4.15, none of the
          -------------
Assets is subject to any restrictions as a result of amounts received by Regional for the purchase or improvement of the Assets or any part thereof under restricted or conditioned grants or donations.

     4.16 Medical Staff Matters.  Regional has heretofore provided to HMA true,
          ---------------------
correct and complete copies of the bylaws and rules and regulations (if any) of the medical staffs of the Hospitals. Except as set forth in Schedule 4.16, there are no pending or, to the best of Regional's knowledge, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

     4.17 Subsequent Results.  Since December 31, 1997, and except as disclosed
          ------------------
in the Financial Statements or any other Schedule, there has not been: (a) any material adverse change, as defined in Section 8.7; (b) any material damage, destruction or loss (not covered by insurance) adversely affecting the Hospital Facilities; or (c) any sale, assignment, transfer or disposition of any item of plant, property or equipment of the Hospital Facilities having a net book value in excess of $100,000 (other than supplies), except in the ordinary course of its business or where replaced by a comparable or better item.

     4.18 Environmental Matters.  Regional acknowledges that HMA has conducted a
          ---------------------
Phase I environmental assessment of the Premises (the "Environmental Assessment") and a copy of the Environmental Assessment has been provided to Regional and its counsel. Except as disclosed in Schedule 4.18 or the Environmental Assessment, to the best of Regional's knowledge, the Hospital Facilities are not in material violation of any Environmental Laws. Except as disclosed in Schedule 4.18 or the Environmental Assessment, to the best of Regional's knowledge, (a) none of the Hospital Facilities has Released any Hazardous Substances in a manner that has materially violated any Environmental Laws, and (b) there has been no such release by any previous owner or operator of the Premises. Except as disclosed in Schedule 4.18 or the Environmental Assessment, to the best of Regional's knowledge, none of the Hospital Facilities has (i) any underground storage tanks, as defined in 42 U.S.C. (S)6991(l)(A)(I), whether empty, filled or partially filled with any substance, or (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actitiolite, whether friable or non-friable. Except as disclosed in Schedule 4.18, Regional has not received since March 1, 1993, any written request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances. Except as disclosed in Schedule 4.18, to the best of Regional's knowledge, there is no lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Premises (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Premises, or alleging any obligation under Environmental Laws. Prior to the Closing, Regional will promptly notify HMA should Regional receive any such request for information, notice or order, or become aware of any lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Premises (or any portion thereof) or any other environmental contamination or liability with respect to the Premises (or any portion thereof). The Hospital or Regional holds all Environmental Permits required in connection with the use by Regional of the Premises or the operation of the Hospital Facilities and, to the extent permitted by law, Regional will effectively transfer to Sub all such Environmental Permits, all of which to the best of Regional's knowledge, are in good standing and are not subject to meritorious challenge.

     4.19 Taxes.  Except as set forth in Schedule 4.19, Regional has: (a) timely
          -----
filed or extended all returns required to be filed by or in respect of the Hospital Facilities with respect to all Taxes; (b) paid all Taxes shown to have become due pursuant to such returns; and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received, if the due date therefor has occurred. Except as set forth in Schedule 4.19, Regional has not received any notice of any proposed assessments of Taxes against or in respect of the Hospital Facilities, or of any proposed adjustments to any tax returns filed by or in respect of the Hospital Facilities.

     4.20 No Broker's Fees.  Regional has not employed any investment banker,
          ----------------
broker, finder, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the Lease or of any of the transactions contemplated hereby or thereby as to which Sub or HMA may have any liability for such investment banker's, broker's, finder's, agent's or other intermediary's financial advisory or similar fee.

     4.21 Disclaimer.  Regional shall not be deemed to have made to Sub or HMA
          ----------
any representation or warranty other than as expressly made by Regional in
Sections 4.1 through 4.20 hereof.   Without limiting the generality of the
foregoing, and notwithstanding any otherwise express representations and warranties made by Regional in Sections 4.1 through 4.20 hereof, Regional has made no representation or warranty to Sub or HMA with respect to:

     (a) any projections, estimates or budgets heretofore delivered to or made available to Sub or HMA of future revenues, expenses or expenditures, or future results of operations;

     (b) any other information or documents made available to Sub or HMA or their counsel, accountants, or advisors, except as expressly covered by a representation and warranty contained in Sections 4.1 through 4.20 hereof;

     (c) whether any contract or lease to which any entity comprising Regional is a party or by which any assets owned or used by it are bound complies with laws, rules, regulations, safe harbors, governmental alerts or pronouncements with respect to Medicare or Medicaid, fraud and abuse or similar laws (whether federal or state) or the so-called Stark legislation; or

     (d) as to the state of the status of title to real property, Sub and/or HMA and Regional have relied on the Title Commitment.

 ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SUB AND HMA

     Sub and HMA, jointly and severally, represent and warrant to Regional the following:

      5.1 Organization and Authorization of HMA.  HMA is a corporation duly
          -------------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware. HMA has the requisite corporate power and authority to enter into this Agreement, the Lease and the other documents contemplated hereby and thereby, perform its obligations hereunder and thereunder, and conduct its business as now being conducted.

      5.2 Organization and Authorization of Sub.  Sub is a corporation duly
          -------------------------------------
organized, validly existing and with active status under the laws of the State of Florida. Sub has the requisite corporate power and authority to enter into this Agreement, the Lease and the other documents contemplated hereby and thereby, perform its obligations hereunder and thereunder, and conduct the business conducted at the Hospital Facilities.

      5.3 Consents; Absence of Conflicts With Other Agreements, Etc. Sub's and
          ----------------------------------------------------------
HMA's respective execution, delivery and performance of this Agreement, the Lease and the other documents contemplated hereby and thereby, and the consummation by Sub and HMA of the transactions contemplated hereby and thereby:
(a) are within Sub's and HMA's corporate powers, and are not in contravention of law or of the terms of their respective certificates of incorporation or bylaws, and have been duly authorized by all appropriate action; (b) will neither conflict with nor result in any material breach or contravention of, or the creation of any lien under, any indenture, agreement, lease, instrument or understanding to which either Sub or HMA is a party or by which either is bound;
(c) except as otherwise expressly provided in Schedule 5.3(c), do not require any approval or consent of, or any declaration or filing with, any Governmental Entity which is required by law or the regulations of any Governmental Entity;
(d) will not violate, conflict with or constitute on the part of Sub or HMA a breach of or a default under any existing statute, law, rule or regulation of any Governmental Entity or any agreement, indenture, mortgage or lease to which Sub or HMA may be subject; and (e) will not violate any order or judgment of any Governmental Entity to which Sub or HMA may be subject.

      5.4 Binding Obligations.  This Agreement is the valid and legally binding
          -------------------
obligation of Sub and of HMA, respectively, and is enforceable against Sub and HMA, respectively, in accordance with its terms, except as enforceability against Sub or HMA may be restricted or limited by any or all of the Enforceability Exceptions.

      5.5 Regulatory Compliance.  Each of Sub and HMA is in compliance in all
          ---------------------
material respects with all applicable statutes, rules, regulations and requirements of all Governmental Entities having jurisdiction over Sub and HMA and their respective operations, including, without limitation, the Florida Agency for Health Care Administration, and each of Sub and HMA has timely filed all reports, data and other information required to be filed by it with such Governmental Entities where a failure to filed timely would have a material adverse effort on Sub or HMA. Neither Sub nor HMA has received written notice of a violation by it of any applicable ordinance or other law, order, regulation or requirement.

      5.6 Litigation or Proceedings.  No action or preceding before any
          -------------------------
Governmental Entity has been instituted or, to the best of HMA's and Sub's knowledge, threatened against HMA or Sub which seeks to restrain or prohibit the transactions contemplated hereby or by the Lease.

      5.7 No Broker's Fees.  Neither Sub nor HMA has employed any investment
          ----------------
banker, broker, finder, agent or other intermediary in connection with the negotiation or consummation of this Agreement or the Lease or of any of the transactions contemplated hereby or thereby or as to which Regional or the County may have any liability for such investment banker's, broker's, finder's, agent's or other intermediary's financial advisory or similar fee.

 ARTICLE 6. PRE-CLOSING ACTIONS BY REGIONAL

      6.1 Transition; Access.  Prior to Closing, each of Regional, Sub and HMA
          ------------------
shall have used reasonable efforts to ensure a smooth transition of operations and control of the Hospital Facilities to Sub. Without limiting the generality of the foregoing, Regional will have permitted to the officers and authorized representatives and agents of HMA (at HMA's expense) reasonable access to the medical staff, employees and other personnel of the Hospital Facilities, and to the Hospital Facilities, the Assets and the books and records of Regional and of the Hospital relating thereto, including the right to inspect the same and conduct audits and verifications thereof, provided however, that: (a) none of the foregoing violates patient or other confidentiality requirements or impairs any other privilege or requirement of confidentiality under law or contract; (b) HMA has first provided reasonable notice of such access and inspection and has conducted the same in such a manner as not to interfere unreasonably with the operation of the Hospital Facilities or the conduct of Regional's business; (c) no such inspections will have taken place, and no members of the medical staff, employees or other personnel of the Hospital will have been contacted by HMA, without HMA first having coordinated such inspection or contact with the Hospital's Chief Executive Officer or his designee; and (d) HMA and Sub, jointly and severally, will indemnify and hold Regional and the County harmless with respect to any damages or injury to the extent caused by HMA or Sub or their officers, agents, employees and contractors in conducting such inspections, audits or verifications.

      6.2 Operations.  Prior to Closing, Regional: (a) will have carried on the
          ----------
business of the Hospital Facilities in substantially the same manner as they have, since January 1, 1997, been conducted and will have not made any material change in the operations, finance, accounting policies or real or personal property of the Hospital Facilities except in the ordinary course of Regional's business; (b) will not make offers of employment at the Hospital Facilities to any person for periods expiring subsequent to the Closing Date, except in the ordinary course of business; (c) will not enter into any contract or commitment, or incur or agree to incur any liability not in the ordinary course of business, except for those offers, contracts, commitments and liabilities currently under negotiation and identified in Schedule 6.2(c); (d) will not increase the compensation payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus agreements with any employee or agent, except in the ordinary course of business in accordance with existing personnel policies or contracts or except as identified in Schedule 6.2(d); (e) will not create or assume any mortgage, pledge or other lien or encumbrance upon any of the Assets, irrespective of when acquired, other than Permitted Encumbrances, except in the ordinary course of business; (f) will not make or authorize any purchase order in excess of $10,000, except in the ordinary course of business;
(g) will not make or authorize any capital expenditures, except in the ordinary course of business and except as to those capital expenditures which will continue to be funded in the ordinary course of business prior to the Closing Date identified in Schedule 6.2(g), which Schedule includes the four major capital expenditure programs currently approved for the Hospital Facilities (the "Approved Capital Expenditures"); (h) will not sell, assign or otherwise transfer or dispose of any property, plant or equipment (other than supplies), except in the ordinary course of business or as contemplated in this Agreement;
(i) will not take any action outside the ordinary course of business that would materially affect the Assets or the operation of the Hospital Facilities; (j) will have kept in full force and effect its insurance policies (unless replaced with comparable coverages); and (k) will have used reasonable efforts to (i) maintain and preserve the business organization of the Hospital Facilities intact, (ii) retain employees at the Hospital Facilities (except for employment terminations in accordance with past practices), (iii) maintain relationships with physicians, consistent with the bylaws, rules and regulations of the medical staff of the Hospital, and (iv) maintain relationships with suppliers, customers and others having business relations with the Hospital Facilities consistent with the terms of such relationships.

      6.3 Regulatory Approvals.  Prior to Closing, Regional will have fully and
          --------------------
reasonably cooperated with Sub and HMA in Sub's and HMA's efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required to consummate the transactions contemplated hereby and by the Lease. The County and Regional shall be apprised of Sub's and HMA's efforts in obtaining such approvals, authorizations and clearances and shall be provided with copies of correspondence pertaining to requests and applications submitted by Sub and/or HMA.

      6.4 Additional Financial Information.  Prior to Closing, Regional will
          --------------------------------
have delivered to HMA true and complete copies of the unaudited balance sheets and the related unaudited statements of revenues and expenses of the Hospitals (if any) that have been prepared by Regional for each month then ended subsequent to the date of the Financial Statements, which will have been prepared from and in accordance with the books and records of the Hospitals and will fairly present in all material respects the financial position and results of operations of the Hospitals as of the dates and for the periods indicated except for the absence of year end adjustments and the absence of footnote information.

      6.5 Additional Requirements.  Prior to the date of this Agreement Regional
          -----------------------
shall have delivered to Sub the Survey.

      6.6 Closing Conditions.  Prior to Closing, Regional will have used
          ------------------
reasonable effort to cause the conditions specified in Articles 8 and 9 over which Regional has reasonable control (and which are not assigned to Sub or HMA as duties under this Agreement) to have been satisfied as soon as reasonably practicable.

 ARTICLE 7.  PRE-CLOSING ACTIONS BY SUB AND HMA

      7.1 Regulatory Approvals.  Prior to Closing, Sub and HMA will have used
          --------------------
all reasonable efforts to obtain the transfer or issuance, as the case may be, as promptly as practicable, of all required Licenses and Permits as set forth in
Schedule 8.3(b), and all approvals, authorizations and clearances of Governmental Entities required to consummate the transactions contemplated hereby and by the Lease and to allow Sub to operate the Hospital Facilities pursuant to the terms of the Lease. HMA shall pay the filing fee with respect to the Hart-Scott-Rodino filing.

      7.2 Closing Conditions.  Prior to Closing, Sub and HMA will have used
          ------------------
reasonable efforts to cause the conditions specified in Articles 8 and 9 over which Sub and HMA have reasonable control (and which are not assigned to Regional as duties under this Agreement) to have been satisfied as soon as reasonably practicable.

 ARTICLE 8. CONDITIONS PRECEDENT TO SUB'S AND HMA'S OBLIGATIONS

     This Agreement is executed by Sub and HMA subject to satisfaction, on or before the Closing Date, of all of the conditions precedent set forth in this
Article 8, any of which may be waived in writing by HMA:

      8.1 Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of Regional contained in this Agreement will be true in all material respects on and as of the Closing Date, and the covenants under this Agreement required to have been complied with or performed by Regional and County before Closing will have been duly complied with or performed in all material respects.

      8.2 Opinion of Regional's Counsel.  Sub and HMA will have received an
          -----------------------------
opinion from Carlton, Fields, Tampa, Florida, counsel to Regional, dated as of the Closing Date and addressed to Sub and HMA, in the form set forth in Schedule 8.2(a).

      8.3 Pre-Closing Confirmations.  Sub and HMA will have received (a) the
          -------------------------
Bankruptcy Order from the U.S. Bankruptcy Court for the Middle District of Florida approving the transactions under this Agreement; and (b) confirmation from the appropriate Governmental Entities that the specific Licenses and Permits and Governmental Approvals described in Schedule 8.3(b) will have been or will be transferred or issued, as the case may be, in the name of Sub on the Closing Date.

      8.4 Hart-Scott Rodino.  The waiting period under the Hart-Scott Rodino Act
          -----------------
shall have expired or been terminated.

      8.5 Actions or Proceedings.  No order, ruling or judgment of any
          ----------------------
Governmental Entity will remain in effect which restrains, enjoins and/or otherwise prohibits the completion of the transactions contemplated hereby or by the Lease.

      8.6 Survey and Leasehold Title Insurance Policy. Contemporaneously with
          -------------------------------------------
the signing of this Agreement, HMA and Sub hereby acknowledge receipt of the Survey and the Title Commitment and hereby accept the same in the form as delivered and will accept title to the Assets, on the Closing Date, subject to the matters set forth in the Survey, the Title Commitment and Permitted Encumbrances, provided that there is no intervening instrument placed of record or action of Regional and/or the County that would otherwise impair delivery of Good Title to the Assets by Regional and/or County and provided that all of the instruments required to satisfy the conditions set forth in Schedule B - Section 1, of the Title Commitment have or will be delivered in a form sufficient for the title insurance company issuing the Title Commitment to delete all of the Schedule B - Section 1, requirements.

      8.7 No Adverse Change.  Since December 31, 1997, no event, condition, or
          -----------------
change will have occurred with respect to the operations, financial condition, assets, liabilities (contingent or otherwise) for which Sub or HMA will be liable, or the income or business of the Hospital Facilities, that materially, adversely impairs or will materially adversely impair the use or value to Sub of the Assets or of the Hospital Facilities, other than those events, conditions or changes resulting from any or all of the following: (a) seasonal factors; (b) general economic, industry or labor conditions; (c) operating losses incurred in the ordinary course of business; (d) changes or proposed changes to laws, regulations, rules, reimbursement rates or policies of governmental agencies or bodies; (e) requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals (or hospitals within a region of the United States) or to those hospitals that are similar to the Hospitals; (f) national initiatives (such as with respect to DRG 79 or laboratory unbundling or coding) that are generally applicable to hospitals (or hospitals within a region of the United States) or to those hospitals that are similar to the Hospitals; (g) financial difficulties of third party payors; (h) payments with respect to Regional's creditors or the compromise, forgiveness, reduction, satisfaction, or elimination of any of Regional's debts; or (i) the payment of costs incurred in Regional's bankruptcy proceeding by certain of Regional's creditors and the County.

      8.8 Instruments from County.  The County shall have delivered a certified
          -----------------------
copy of the Resolution of the Board of County Commissioners of Hernando County, Florida, authorizing the signing and delivery to Sub of the Lease. In addition, the County shall deliver the instruments required to be delivered by the County set forth in Schedule B, Section 1, of the Title Commitment; and

      8.9 Other Instruments and Documents.  Regional shall have delivered to Sub
          -------------------------------
and HMA each of the instruments and documents required to be delivered by it by
Section 3.3.

 ARTICLE 9.       CONDITIONS PRECEDENT TO REGIONAL'S OBLIGATIONS

     This Agreement is executed by Regional subject to satisfaction on or before the Closing Date, of all of the conditions precedent set forth in this Article 9, any of which may be waived in writing by Regional:

      9.1 Representations, Warranties and Covenants.  The representations and
          -----------------------------------------
warranties of Sub and HMA contained in this Agreement will be true in all material respects as of the Closing Date; and the covenants in this Agreement required to be complied with or performed by Sub or HMA before Closing will have been duly complied with or performed in all material respects.

      9.2 Opinion of Sub's and HMA's Counsel.  Regional will have received an
          ----------------------------------
opinion from general counsel of HMA and Sub in the form set forth in Schedule
9.2.

      9.3 Pre-Closing Confirmations.  Regional and County will have received:
          -------------------------
(a) the Bankruptcy Order from the U.S. Bankruptcy Court for the Middle District of Florida approving the transactions under this Agreement and the Lease; and
(b) confirmation from the appropriate Governmental Entities that the specific Licenses and Permits and Governmental Approvals described in Schedule 8.3(b) will have been or will be transferred or issued, as the case may be, in the name of Sub on the Closing Date.

      9.4 Hart-Scott Rodino.  The waiting period under the Hart-Scott Rodino Act
          -----------------
shall have expired or been terminated.

      9.5 Actions or Proceedings.  No action or proceeding before any
          ----------------------
Governmental Entity will remain in effect which restrains, enjoins and/or otherwise prohibits the transactions contemplated hereby or by the Lease.

      9.6 Other Instruments and Documents.  HMA and Sub will have delivered to
          -------------------------------
Regional each of the instruments and documents required to be delivered to it pursuant to Section 3.2.

      9.7 Instruments From County.  The County shall have delivered a certified
          -----------------------
copy of the Resolution of the Board of County Commissioners of Hernando County, Florida, authorizing the signing and delivery to Sub of the Lease. In addition,
(a) the County and Sub shall have executed and delivered the Lease, and (b) Regional and the County shall have executed and delivered an agreement with respect to how the Rent shall be applied and with respect to the payment or discharge or provision for payment or discharge of Regional's liabilities and obligations.

 ARTICLE 10.  INDEMNIFICATION

      10. Indemnification by HMA.  To the extent, and subject to the
          ----------------------
limitations, provided in this Article 10, from and after the Closing Date, HMA and Sub, jointly and severally, will indemnify, protect, defend and hold harmless Regional and its directors, trustees officers and Affiliates, from and against:

          (a) any Losses suffered by any or all of them with respect to any or all of the Assumed Liabilities;

          (b) any Losses suffered by Regional arising out of the ownership, use or operation of the Purchased Assets or the use or operation of the Leased Assets on or after the Closing Date, including, without limitation, any Medicare, Medicaid or any other third party payor claim relating to any period on or after the Closing Date; and (iii) all sales taxes, documentary or other excise or transfer taxes that Sub and HMA are specifically responsible for under the terms of this Agreement, the Lease and other agreements related thereto; and

          (c) any Losses suffered by Regional arising out of or resulting from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement on the part of Sub or HMA contained in this Agreement.

     10.2 Indemnification by Regional.  To the extent, and subject to the
          ---------------------------
limitations, provided in this Article 10, from and after the Closing Date Regional will indemnify, protect, defend and hold harmless Sub and HMA, and their respective directors and officers, solely from the Indemnity Escrow Fund described in Section 10.4(b), for a period of one year from the Closing Date from and against:

          (a) any Losses suffered by Sub or HMA (except with respect to any or all of the Assumed Liabilities) arising out of (i) any liability, obligation, claim against or contract of Regional incurred prior to the Closing Date, or (ii) any negligence or intentional misconduct of Regional prior to the Closing Date; and

          (b) any Losses suffered by Sub or HMA arising out of or resulting from any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement on the part of Regional contained in this Agreement.

     10.3 Survival.  The representations and warranties made by Regional in this
          --------
Agreement shall survive the Closing for 12 months after the Closing Date and the representations and warranties of Sub and HMA in this Agreement shall survive the Closing for thirty-six (36) months after the Closing Date, and on the 12th or 36th month anniversary date of the Closing Date, as applicable, (respectively, the "Indemnification Period") shall expire, together with any right to indemnification for breach thereof. However, to the extent notice of such claim shall have been given with respect to such representation or warranty prior to the expiration of the applicable Indemnification Period in accordance with this Article 10 by the party seeking indemnification (the "Indemnitee") to the party from which indemnification is being sought (the "Indemnitor"), in which case the representation or warranty alleged in the notice to have been breached shall survive, to the extent of the claim set forth in the notice only, until such claim is resolved. The covenants and agreements contained herein (other than the covenants and agreements to indemnify against breaches of representations and warranties, which shall expire as described above) shall survive the Closing until the covenants and agreements are complied with in accordance with their terms.

     10.4 Limitations.
          -----------

          (a) As used in this Article 10, the term "Losses" includes only losses actually paid or incurred, and does not include: (i) any amounts recovered, or to which an Indemnitee is entitled, from any surety, insurance carrier or third party obligor, or the cost of maintaining any surety or insurance policies, or under any warranty or other claim or right, and no right of subrogation against the Indemnitor will accrue hereunder to or for the benefit of any surety, insurance company or any third party; (ii) any cost or expense previously counted in determining Losses or taken into account in any adjustments under Section 2.6. The Indemnitee agrees to submit in a timely manner to any applicable surety, insurance carrier or third party obligor, or under any warranty, claim or other right, all claims for indemnifiable Losses for which such entity may have liability.

          (b) Any recovery by Indemnitees for indemnification shall be limited as follows: (i) Sub and HMA shall not be entitled to any recovery unless a claim for indemnification is made (A) in accordance with Section 10.3, and (B) within the time period of survival set forth in Section 10.3; (ii) Indemnitees shall not be entitled to recover any Losses unless and until the amount which all Indemnitees are entitled to recover in respect of such Losses exceeds, in the aggregate, $100,000 (the "Deductible"), in which event (subject to clause (iii) below) Indemnitees shall be entitled to recover in respect of such Losses only the amount of the Losses that exceed the Deductible; and (iii) any amounts recoverable by Sub and HMA as Indemnitees with respect to such Losses shall be payable solely from the Indemnity Escrow Fund, established under the Escrow Agreement, to be entered into at Closing between Regional, HMA, County and First Union National Bank, as Escrow Agent (a copy of which is attached as Schedule 10.4(b)), and they shall have no other recourse to Regional in respect of indemnification claims under this Agreement or otherwise. The Indemnity Escrow Fund will be in an amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) and be funded out of the purchase proceeds to be paid by Sub pursuant to Section 2.5 hereof. No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by the Indemnitee to the Indemnitor in accordance with Article 10. Copies of any and all written notices sent pursuant to this
               Section 10.4 shall be mailed to the County at the following address: c/o Hernando County Board of County Commissioners, County Courthouse, 20 North Main Street, Room 460, Brooksville, Florida 34601.

          (c) Notwithstanding anything to the contrary contained in this Agreement or otherwise, the aggregate amount of liability of Regional to all Indemnitees under this Agreement (including costs, expenses and attorneys' fees paid or incurred in connection therewith, in connection with the curing of any and all misrepresentations or breaches of warranties or covenants under this Agreement) shall not exceed the amount deposited in the Indemnity Escrow Fund and earnings thereon, and HMA and Sub shall be entitled to recover their Losses solely against such Indemnity Escrow Fund and not against any other assets of Regional or the County.

          (d) Notwithstanding anything to the contrary contained in this Agreement, Regional shall not be liable under the provisions of
               Article 10 hereof or otherwise have any liability for any misrepresentation or breach of warranty, covenant or agreement under this Agreement or otherwise have any liability with the transactions contemplated by this Agreement to the extent that the existence of such liability, the breach of warranty or covenant or the falsity of the representation or warranty upon which such liability would be based is clearly disclosed in any of the contracts and documents referred to in this Agreement, in the Schedules attached hereto or which is disclosed in a written notice furnished to Sub or HMA prior to the Closing.

          (e) Notwithstanding anything to the contrary contained in this Agreement, Sub and HMA shall not have the right to elect not to close the transactions contemplated by this Agreement by reason of any misrepresentation or breach of warranty or covenant contained in this Agreement or otherwise if: (i) Regional would have no liability therefor to Sub or HMA by reason of the provisions contained in this Section 10.4 or elsewhere in this Agreement; or (ii) Regional undertakes, at its sole cost and expense (but subject to the limitations and other provisions contained in this Article 10 or elsewhere in this Agreement), to promptly cure such misrepresentation or breach (or defend, settle, compromise or discharge any third party claim which forms the basis thereof) as soon as practicable after the Closing.

          (f) The indemnification provided in this Article 10 shall be the sole and exclusive remedy, after the Closing, with respect to any inaccuracy or breach by Regional and/or HMA and Sub of any representation, warranty or covenant. It is acknowledged that the application of Article 10 will not impact the rights of any party hereto to payment of any required adjustment amounts as determined pursuant to Section 2.6 hereof.

          (g) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Article 10, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

          (h) No Losses shall be recoverable to the extent that Sub or HMA had knowledge, prior to the Closing, of such Losses or the facts or circumstances that might give rise to such Losses.

     10.5 Indemnification Procedure.
          -------------------------

          (a) As a condition precedent to a claim under this Article 10, a party seeking indemnification hereunder (the "Indemnified Party") will promptly give to the party from whom indemnity is sought (the "Indemnifying Party") notice of any matter which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, which notice will specify in reasonable detail the nature of the claim, the basis for indemnification and the amount and nature of the Losses for which indemnification is sought. If a claim by a third party is made against an Indemnified Party and the Indemnified Party intends to seek indemnity hereunder with respect thereto, the Indemnified Party will promptly so as to not prejudice the Indemnifying Party's defenses of, or other obligations with respect to, such claim (and in any case within 30 days of such claim being formally made) give the Indemnifying Party notice of such claim. The Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all pertinent records, materials and information in its possession or under its control relating thereto as is reasonably requested by the Indemnifying Party. If and to the extent that the Indemnifying Party does not, within 20 days after receipt of such notice, object, then the Indemnifying Party will have 30 days after receipt of such notice to pay the Losses specified in the notice or to assume and control the defense of such third-party claim (including any appeals with respect thereto) at its expense and through counsel of its choice. If the Indemnifying Party elects not to defend against such claim, then it will promptly so notify the Indemnified Party and, in such event, the Indemnified Party will then be entitled, at its option, to assume and control the defense of such claim (including any appeals with respect thereto) at its expense and through counsel of its choice. In such event, if it is finally determined that the Indemnifying Party failed to assume the defense of a claim for which it is liable hereunder, then the expense of defending such claim will be borne by the Indemnifying Party.

          (b) The Indemnifying Party will be subrogated to any and all defenses, claims and setoffs which the Indemnified Party asserted or could have asserted against the third party making a claim. The Indemnified Party shall execute and deliver to the Indemnifying Party such documents as may be reasonably necessary to establish by way of subrogation the ability and right of the Indemnifying Party to assert such defenses, claims and setoffs.

 ARTICLE 11.  TERMINATION

     11.1 Optional Termination.  This Agreement may be terminated and the
          --------------------
transactions contemplated hereby abandoned at any time prior to the Closing, as follows:

       (a) By the mutual written consent of Sub and Regional; or

       (b) By Regional, by giving notice to Sub, if any of the conditions set forth in Article 9 shall not have been satisfied or waived in writing on or before May 15, 1998; provided that Regional shall not then be in material breach of this Agreement; or

       (c) By Sub, by giving notice to Regional, if any of the conditions provided in Article 8 shall not have been satisfied or waived in writing on or before May 15, 1998; provided that neither Sub nor HMA shall then be in material breach of this Agreement.

Notwithstanding Section 11.1(c), prior to terminating this Agreement, Sub and HMA shall give Regional prompt notice of any failure of any of the conditions provided in Article 8 to be satisfied and prompt notice of any breach actually known by Sub or HMA, of any representation, warranty, covenant or agreement of Regional under the Agreement, and Regional shall have until and including June 29, 1998, to cure such breach.

     11.2 Actions on Termination; Effect of Termination.  In the event this
          ---------------------------------------------
Agreement is terminated as provided above, Sub or HMA shall deliver to Regional all documents (and copies thereof in its possession) concerning Regional previously delivered by Regional to Sub or HMA, and none of the parties shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages, or otherwise, except for any breach by such party of any of the provisions of this Agreement and except as provided in
Section 11.3. Notwithstanding the foregoing, this Section 11.2, Section 11.3 and Sections 12.3, 12.4, and Article 13 shall survive any termination of this Agreement.

     11.3 Termination Payments.
          --------------------

       (a) If the conditions precedent under this Agreement to the obligations of a party (i.e., Sub and HMA, on the one hand, or Regional and County, on the other hand) (the "First Party") to close the transactions under this Agreement have been fulfilled, and the other party or parties (the "Second Party") are ready, willing and able to close the transactions under this Agreement, but the First Party fails or refuses to close the transactions under the terms of this Agreement, the First Party shall promptly pay to the Second Party the sum of Five Million Dollars ($5,000,000) by wire transfer of immediately available funds.

       (b) In the event that the transactions under this Agreement do not close because Sub or HMA fails to or is unable to obtain approval of the transfer or issuance, as the case may be, of any or all of the Licenses and Permits described in Schedule 8.3(b) or the expiration or termination of the waiting period under the Hart-Scott-Rodino Act (collectively referred to as "Governmental Approvals") and the inability to obtain any or all of the Governmental Approvals was not caused by (a) Regional's or County's acts or omissions or (b) governmental moratorium, legislation, or other official governmental regulations impacting on others seeking similar approvals for the transfer of other hospital or healthcare related facilities which prohibit issuance of the Governmental Approvals, then HMA shall promptly pay to Regional the sum of Five Million Dollars ($5,000,000) by wire transfer of immediately available funds.

       (c) The amounts set forth in this Section 11.3 have been agreed upon by the parties as the sole liquidated damages with respect to the matters to which such amounts relate and are not a penalty. The parties have determined that actual damages with respect to such matters would be difficult to ascertain. It is recognized that as to Sub and HMA that the damage amounts described in 11.3(a) and (b) are mutually exclusive in application and that under no circumstances could HMA and Sub be liable for payments under this Section 11.3 that would exceed the aggregate sum of $5,000,000.

 ARTICLE 12.  FURTHER COVENANTS

     12.1 Terminating Cost Reports.  Following the Closing Date, Sub and HMA
          ------------------------
will fully assist Regional, at Regional's request, in the preparation and timely filing all terminating cost reports, claims and other reports and documentation required by law or contract to be filed by Regional with Medicare, Medicaid or other third-party payor programs in respect of the Hospital Facilities for operations prior to the Closing Date or as a result of the consummation of the transactions contemplated hereby or by the Lease. Such assistance will include the reasonable use of the Hospital Facilities, personnel and accounting systems of the Hospital Facilities. Notwithstanding the foregoing, Regional will be solely and financially responsible for the contents of all such reports, claims and documentation. Upon completion thereof, Regional will promptly execute and file all such reports, claims and documentation. Regional shall be solely entitled to all refunds and reimbursements and be obligated for any deficiencies relating to periods prior to the Closing Date and from additional interest payments with respect to Regional's presently outstanding bonds. Sub and HMA acknowledge and agree that in connection with the transactions under this Agreement, Regional or the Hospitals will pay unpaid interest on its bonds and notes of approximately Eighteen Million One Hundred Thousand Dollars ($18,100,000) (the "Accrued Interest") with due credit as interest for partial payments and distributions from the Debt Service Reserve Fund made to Continental Casualty Company (CNA) during Regional's bankruptcy case. After the payment of such Accrued Interest, Regional will make an adjustment to its cost reports for the applicable prior years of reimbursements made to Regional, or its Affiliates, under Medicare and Medicaid programs for services rendered in prior years. Such adjustments are anticipated to result in additional reimbursements to Regional under Medicare in the approximate amount of Five Million Dollars ($5,000,000) and in additional reimbursements under Medicaid in the approximate amount of One Million Dollars ($1,000,000). Sub and HMA hereby agree that Regional is entitled to all of such additional reimbursements and that Sub and HMA shall promptly pay to Regional, without deduction, offset, claim or hold-back, all of such additional reimbursements if received by Sub, HMA or any of their Affiliates.

     12.2 Insurance Coverage.  Following the Closing Date, Regional will
          ------------------
maintain, at its own expense, "tail coverage" for acts, errors and omissions of professional liability incurred by Regional prior to the Closing Date with Sub listed as an additional insured.

     12.3 Confidentiality.  Prior to the Closing Date, Sub and HMA (treated as
          ---------------
one party for this purpose) and Regional (each, the "First Party") will, and will use all reasonable efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the "Other Party"), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other requirements of law; provided, however, that in either such case the First Party will provide the Other Party with prompt prior notice thereof so that the Other Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 12.3. In the event that such protective order or other remedy is not obtained, or the Other Party waives compliance with the provisions hereof, the First Party will furnish only that portion of Confidential Information which, in the written opinion of the First Party's counsel, is required, and the First Party will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Other Party so designates. The First Party will not otherwise disclose Confidential Information to any person, except with the consent of the Other Party. For the purposes hereof, "Confidential Information" means all information of any kind concerning the Other Party or any of its Affiliates, obtained directly or indirectly from the Other Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated hereby or by the Lease, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or (d) which was in the First Party's possession prior to disclosure thereof to the First Party and which was not subject to any obligation to keep such information confidential. The First Party recognizes that any breach of the provisions of this Section 12.3 would result in irreparable harm to the Other Party and its Affiliates and, therefore, that the Other Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

     12.4 Costs of Transaction.  Whether or not the transactions contemplated
          --------------------
hereby or by the Lease are consummated, and except as otherwise expressly provided herein or in the Lease, each party will bear its own fees, expenses and disbursements, and those of its Affiliates, agents, representatives, accountants, counsel and investment bankers, incurred in connection with the subject matter hereof.

     12.5 Preservation of Books and Records.  Until the later to occur of (a)
          ---------------------------------
the final adjudication of any dispute or investigation arising out of the business, operations or affairs of the Hospital Facilities before the Closing Date, or (b) 60 days following the running of applicable statutes of limitations, Sub will maintain all books and records of the Hospital Facilities constituting a part of the Assets which relate to the use, operations or maintenance of the Assets or Hospital Facilities prior to the Closing Date, and Regional or its assignee will maintain all such books and records not constituting a part of the Assets, in each case to the extent reasonably necessary in connection with any tax, Medicare or Medicaid or other liability or matter for any period ending before the Closing Date. After the expiration of such period, neither Sub nor Regional will destroy any of such books or records without giving the other the opportunity, at the latter's sole expense, to take possession thereof.

     12.6 Cooperation.  The parties will pursue and perform with all due
          -----------
diligence all acts, applications, authorizations and consents necessary or appropriate to the fulfillment of the provisions of this Agreement and the Lease, and will cooperate with each other and execute any and all documents reasonably incident thereto. In addition, for five years following the Closing Date, each party (treating Sub and HMA as one party for this purpose) will, upon reasonable notice, during normal business hours, at the expense of the requesting party, only to the extent reasonably necessary to facilitate the transactions contemplated hereby or by the Lease, audits, compliance with governmental requirements and regulations and the prosecution or defense of third-party claims, and only to the extent that it does not unreasonably interfere with its business operations: (a) afford to the representatives of the other, including its counsel and accountants, full and complete access to such records and information as may be available relating to the assets and the Hospital Facilities for periods prior to and subsequent to the Effective Time, and full and complete access to its officers and employees; and (b) cooperate with, and use all reasonable efforts to cause its officers and employees to cooperate with the other and with appropriate Governmental Entities and third parties, in furnishing information, evidence, testimony and other reasonable assistance.

     12.7 Special Post-Closing Covenants.  HMA shall, and shall cause Sub to,
          ------------------------------
comply with the following covenants:

       (a)      Governing Board.  Sub will establish and maintain, at all times
                ---------------
                during the term of the Lease, a local governing board of the Hospitals (the "Governing Board") consisting of fifteen (15) members initially comprised of the present members of the Board of Directors of Regional and the Executive Director and Operations Vice-President of the Hospitals. HMA may increase the size of the Governing Board at any time and from time to time with an additional two (2) members selected by HMA. In the event that either or both of the two additional members are members of the medical staff of the Hospitals, the prospective candidates must be approved by the Medical Executive Committee of the candidate's Hospital prior to final selection by HMA. The size of the Governing Board, however, may neither be reduced nor increased (except for the two (2) additional representatives that may be selected by HMA, as described above) without the consent of the Governing Board. At all times during the term of the Lease, not less than the greater of ten (10) or a majority of the members of the Governing Board, will be residents of Hernando County who are not officers, employees or agents of HMA or any of its Affiliates or directors of HMA or any of its other Affiliates. The terms of each member of the Governing Board other than those members selected by HMA shall be staggered, with a maximum term for any member of three (3) years. Each member of the Governing Board may serve for two consecutive terms, and then is required to remain off the Governing Board for one year after the completion of such successive terms. If a Governing Board member dies, voluntarily leaves such position sooner or is removed from such position by a vote of the Governing Board or if a Governing Board member's term expires, or if the size of the Governing Board is increased beyond seventeen (17) members, the vacancies and/or additions so created shall be filled by the Governing Board recommending one or more candidates to fill each of such positions to HMA for HMA's sole approval, which approval shall not be unreasonably withheld. Notwithstanding the preceding sentences, HMA may select up to four (4) members of the Governing Board (including the Executive Director and Operations Vice President of the Hospitals), as described in this sub-section (a) above, without recommendations from the Governing Board as to such members. A quorum of the Governing Board shall consist of a majority of its members present in person or by means of communications equipment whereby all members of the Governing Board can hear each other simultaneously. Actions by the Governing Board shall be by a majority of a quorum. The Governing Board's powers and responsibilities shall include:

               (i) Adopting a hospital vision, mission and values statement, and any amendments thereto, assisting in developing policies and monitoring progress toward strategic goals;

              (ii) For the term of the Lease the Governing Board shall have the right to approve the hiring or termination of the Executive Director of the Hospitals, which approval shall not be unreasonably withheld;

             (iii) Approval of any change of the name of any of the Hospitals;

              (iv) Participating on an advisory basis in development of and reviewing all operating and capital budgets and facility plans;

               (v) Granting medical staff membership and clinical privileges and, when necessary, taking disciplinary action consistent with credentialing processes, medical staff by-laws and strategic plans;

              (vi) Monitoring medical staff compliance with JCAHO and Hospital Facilities compliance with HCFA's conditions of participation in the Medicaid and Medicare programs;

             (vii)      Fostering community relationships;

            (viii) Review of operating information provided by Sub regarding performance of the Hospital Facilities for the period from the prior meeting to the then current meeting of the Governing Board. In addition to financial statements and operating statistics for the Hospital for the aforesaid period, the Governing Board shall also be provided with the results of an annual audit of the Hospitals.

          (b)   Hospital Operations.  During the term of the Lease, Sub and HMA
                -------------------
                shall operate the Hospital Facilities in the same manner as currently operated; provided, however that if Sub reasonably
                                    --------  -------
                determines that any material services or facilities in the Hospital Facilities should be changed, reduced or eliminated, Sub may change, reduce or eliminate such services or facilities only upon the prior approval of the Governing Board and County.

          (c)   Indigent Care.  HMA will cause Sub to provide the same level of
                -------------
                care to indigents currently provided by the Hospitals as currently set forth in the indigent care policy of the Hospitals as attached as Schedule 12.7(c). Any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need will be treated in accordance with such policies. No such patient will be turned away because of age, race, gender or inability to pay. HMA and Sub will ensure that the Hospitals will continue to provide medical services to patients covered by the Medicare and Medicaid programs.

          (d)   Capital Expenditures and Improvements.  In insuring a modern
                -------------------------------------
                full-service hospital, Sub is committed to providing the equipment and capital improvements that are and will be needed by the Hospital Facilities, including the Approved Capital Expenditures, to serve the medical needs of the community through state-of-the-art facilities. Sub shall fund and pay, and HMA shall cause Sub to fund and pay, for capital expenditures and improvements to the Hospital Facilities, including the Approved Capital Expenditures, a minimum sum of Twenty-Five Million Dollars ($25,000,000.00) which sum shall be used to pay the cost determined by HMA to complete the Approved Capital Expenditures and the balance to pay for such capital expenditures and improvements to be allocated among the Hospital Facilities as HMA deems appropriate, all of which shall be funded on or before the fifth anniversary of the Closing Date. All capital expenditures shall be as defined by GAAP. At least annually and from time to time during each year of the Lease, HMA shall review and consult with the Governing Board with respect to capital expenditure programs and in the development of a strategic plan for the Hospital Facilities. HMA shall also seek the advice and input of the Governing Board regarding future capital expenditures and shall consider making changes reasonably suggested by the Governing Board to the capital expenditure program; however, HMA is under no obligation to accept such suggestions made by the Governing Board. HMA shall implement the capital expenditure programs for the Hospital Facilities that HMA approves after consultation with the Governing Board.

          (e)   Hospital Employees. HMA will cause Sub to offer employment on an
                ------------------
                "at will" basis, as of the Closing Date, and at their salaries on the Closing Date, to all of the employees of Regional (including senior management) who are active employees of Regional as of the Closing Date. In addition to employees of Regional, HMA will cause Sub to offer employment on an "at will" basis at their present salaries to both Thomas Barb and Gregory Mason, currently employees of Quorum Management that are assigned to the Hospital Facilities. Sub will also assume and agrees to provide Thomas Barb with the same severance arrangement that Thomas Barb has as set forth in that certain letter agreement by and between Thomas Barb and RHI dated October 30, 1997. All of the individuals employed by Sub will retain their current seniority, as of the Closing Date, with regard to vacation and sick time accrual under Sub's plans. Such employees will also be given credit for any years of service with Regional or Quorum Management, as the case may be, for purposes of qualified retirement plans that cover Sub's employees with respect to eligibility, participation and vesting. With respect to health and disability insurance coverage, exclusions for pre-existing conditions and applicable waiting periods will be waived. The salaries of the employees at the Closing Date will provide the base for future merit increases. In the event of an employee reduction, HMA will cause Sub to pay severance based on position and length of service with Regional, Quorum, Sub and HMA in accordance with a severance policy that is applicable generally to all HMA employees. In addition to a severance payment, eligible employees will also have normal and customary rights to health plan continuation coverage as mandated by Section 4980B of the Code or applicable state health care continuation coverage statutes. Sub agrees that it will not effect any reductions in work force for a period of twelve (12) months after the Closing Date other than reductions through attrition, flexible staffing for seasonal adjustments, or decreases in patient census.

          (f)   Unwind Transaction.  The County shall have the right at any time
                ------------------
                after the first anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, to in good faith "unwind" the transactions contemplated hereby, to reacquire the Leased Assets, to terminate the Lease and to purchase the then remaining portion of the Purchased Assets and any substitutions, replacements and additions thereof, by paying an amount equal to the product of (a) EBITDA for the Hospital Facilities, multiplied by (b) seven (7). Immediately prior to the date of closing of the "unwind" ("Unwind Closing") Sub shall present to the County its calculation of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) determined in accordance with GAAP for the twelve (12) month period immediately preceding the date of the Unwind Closing. Within sixty (60) days after the date of the Unwind Closing, the County may have its auditors review Sub's determination of EBITDA. In the event there is any disagreement with respect to the determination of this amount, the County and Sub shall resolve their disagreement or, alternatively, the dispute procedure described in Section 2.6 hereof shall be used to resolve any differences. In order to exercise the unwind option, the County shall give Sub written notice thereof at least 180 days prior to the date of the Unwind Closing and shall tender the amount as determined by Sub above to Sub on the date of the Unwind Closing subject to adjustment as provided in this Section 12.7(f), and Sub, HMA and the County will cooperate reasonably with each other in effecting such "unwind"

                (including matters of transition), execute such documentation (including conveyance and assignment documents) as is reasonably necessary to effect the "unwind" (including the transfer to the County of the Leased Assets and Purchased Assets, to the extent then available, the substitutions, replacements and additions thereto, all assignable and transferable Licenses and Permits and other assets except those expressly excluded, all as set forth in Article III of the Lease) pursuant to this Subsection
                (f). Upon such an "unwind," Sub and HMA shall surrender to the State of Florida all licenses, certificates, certifications and approvals to operate the Hospitals. In addition, in the event of an "unwind" the County shall covenant not to sell or lease the Hospital Facilities to any other party for a period of three (3) years from the date of the Unwind Closing except to a qualified not-for-profit entity satisfying the following requirements: (i) the not-for-profit entity shall be a local entity totally controlled by Hernando County residents, (ii) the local not-for-profit entity shall not be an Affiliate of any other not-for-profit organization, (iii) the local not-for-profit entity shall operate and maintain the Hospital Facilities, (iv) the local not-for-profit entity shall not pay any rent or other remuneration to the County, other than nominal rent or remuneration, for the Hospital Facilities, and (v) the financing for the purchase and operation of the Hospital Facilities as described herein shall be accomplished by County using traditional governmental financing techniques.

          (g)   Assignment or Sublease.  Sub shall have the right to assign its
                ----------------------
                interest in the Lease or to sublease all or any portion of the Premises or its real estate interest in the Premises or HMA or its Affiliates shall have the right to sell or transfer fifty percent (50%) or more of the voting stock of Sub or enter into any transaction changing the control of Sub (whether in a single transaction or a series of transactions) only with the prior written consent of County, which consent shall not be unreasonably withheld or delayed, if (a) the proposed assignee has a financial net worth of at least equal to that of HMA immediately prior to such assignment and has the experience to operate the Hospital Facilities; (b) the proposed assignee shall expressly assume and agree to perform all of Sub's obligations under the Lease, in writing, in form reasonably acceptable to County; (c) the proposed assignee is duly qualified to operate the Premises as two acute care hospital facilities, as determined by the County; and (d) the proposed assignee has experience in and a generally accepted positive reputation as an owner, operator and/or manager of hospitals or other healthcare facilities. If the assignee meets the foregoing criteria, the assignment shall operate to release Sub and HMA from any further liability for any of the conditions, obligations, agreements, and covenants of the Lease required to be performed after the date of such assignment.

          (h)   Competing Properties Acquired by Business Combination.  Any
                -----------------------------------------------------
                sale, purchase, merger, other reorganization, partnership, affiliation, or other transaction (in any case, a "Business Combination") pursuant to which HMA (or any of its Affiliates) or any corporation or other entity surviving or resulting from such Business Combination (or any of its Affiliates) will own or operate or have any interest in the ownership or operation of any other hospital in Hernando County, Florida and/or Bayonet Point Hospital, in Pasco County, Florida (together, the "Other Hospitals") must be approved by the County, which approval shall not unreasonably withheld; provided, however, that the County shall be deemed to have consented to such Business Combination if HMA (and all of its Affiliates) and any other company surviving such Business Combination (and all of its Affiliates) have, within twelve (12) months after the date on which such Business Combination becomes effective, divested themselves of their entire right, title and interest in the Other Hospitals, whether held directly or indirectly, and any interest, whether direct or indirect, in the management or operation of the Other Hospitals.

          (i)  Transfer of Control of HMA.
               --------------------------

               (1) In the event that, at any time during the Lease Term, as defined in the Lease, HMA proposes (i) a transfer or sale (whether in a single transaction or series of transactions) of fifty percent (50%) or more of the voting stock of HMA, or substantially all of the assets of HMA, to a third party which was not an Affiliate of HMA immediately prior to such transfer or sale, or (ii) the merger or consolidation of HMA with or into a third party which was not an Affiliate of HMA immediately prior to such merger or consolidation (other than a merger or consolidation in which HMA is the surviving entity thereof) (each a "Disposition"), then the County shall have the following options: (a) approve the Disposition and thereby consent to the transaction by and between the third party and HMA; or (b) disapprove the

                    Disposition to the third party.

               (2) In the event the County disapproves the Disposition as described in Section 12.7(i)(1)(b), the County shall elect one of the following options: (i) County may purchase the assets of Sub that would be transferred to County at the time of termination of the Lease (the "Termination Assets"), within one hundred and eighty (180) days from the date the County disapproves the Disposition, upon payment of the fair market value for the Termination Assets as hereinafter described (the "Lease Asset Value"), or (ii) the County will, within one hundred and eighty (180) days from the date the County disapproves the Disposition, find a purchaser acceptable to County that will purchase and close on the Termination Assets as provided for herein. If the County does not exercise its rights under Section 12.7(i)(2)(i) or
                    Section 12.7(i)(2)(ii) within the time frame set forth herein, the County shall be deemed to have consented to the Disposition and to the transaction by and between the Acquiror (as herein defined) and HMA.

               (3) In the event a transaction as described in Section 12.7(i) is proposed, HMA shall give written notice to County ("Disposition Notice"), containing the name, address, qualifications, financial information and background of the third party with whom the Disposition is proposed (the "Acquiror").

               (4) The Disposition Notice shall also set forth the Lease Asset Value for the Termination Assets. County shall, within ninety (90) days after receipt of the Disposition Notice, either accept or reject the Disposition. In addition, if County disagrees with HMA's determination of the Lease Asset Value, then County and HMA shall each select an MAI commercial real estate appraiser, with at least 10 years' experience in appraising hospital facilities, in the southeast region of the United States. Upon selection, County's and HMA's appraisers will work together in good faith to agree upon the fair market value of the Termination Assets, taking into consideration the remaining term of the Lease. If after thirty (30) days following selection of the appraisers by County and HMA a dispute continues, then in that event, both appraisers shall select a third appraiser meeting the criteria described above. Once the third appraiser has been selected, then, as soon thereafter as practicable but within thirty (30) days, the third appraiser shall make its determination as to which of the estimates received from the original appraisers most closely reflects the fair market value of the Termination Assets. The determination by the third appraiser shall be rendered in writing to both the County and HMA and shall be final and binding upon them. The parties shall share equally in the cost of the third appraiser.

               (5) Within thirty (30) days following the final determination of the Lease Asset Value, HMA and County will enter into an agreement setting forth the terms and conditions of the sale of the Termination Assets for the Lease Asset Value. The parties' efforts in that regard will be pursued diligently and in good faith, and the agreement entered into by County and HMA will contain only those terms and conditions that would be customary to consummate the transaction in accordance with the provisions hereof, including those with respect to any required governmental approvals, transfers of Licenses and Permits and contracts, and other provisions necessary to ensure that County receives in the Termination Assets those assets required to operate the Hospital Facilities as acute care, in-patient hospital facilities.

               (6) In evaluating the third party seeking to purchase, merge or consolidate with HMA, the County shall in each and every instance determine if the third party satisfies the conditions described in Section 12.7(g) hereof, and if it does, the County shall approve the third party and the transaction so contemplated.

               (7) In the event that the County fails to close under the purchase agreement described above, then in that event HMA may complete the Disposition transaction with the Acquiror.

               (8) Sub and HMA will afford to County and its counsel, accountants and other representatives reasonable access to the books and records of Sub and HMA relevant to the operation of the Hospital Facilities, and promptly will furnish County with all information as County may reasonably request in connection therewith.

          (j)   Volunteer Programs.  Sub shall in all material respects
                ------------------
                continue, and not in any material respect adversely change, the Hospitals' auxiliary and volunteer programs without the approval of the Governing Board.

          (k)   Members of the Governing Board.  For the term of the Lease, Sub
                ------------------------------
                and HMA, jointly and severally, shall provide directors and officers liability insurance for the benefit of members of the Governing Board in accordance with policies and procedures generally applicable to other hospital facilities owned by HMA.

          (l)   Contribution to Foundation.  During each of the ten (10)
                --------------------------
                consecutive calendar years from the Closing Date, HMA will contribute to Hernando Healthcare Foundation, Inc., a Florida not-for-profit corporation (the "Foundation"), Two Hundred Thousand Dollars ($200,000.00) (for an aggregate of Two Million Dollars ($2,000,000.00) during such ten calendar years) to be held, invested, applied or distributed in accordance with the corporate purposes of the Foundation as the Board of Directors of the Foundation, in its sole discretion, may determine. Sub and HMA acknowledge and agree that neither Sub nor HMA shall be entitled to control how such contributions, or any portion thereof, are held, invested, applied or distributed by the Foundation. The first installment of Two Hundred Thousand and 00/100 Dollars ($200,000.00) shall be due at the Closing Date and each subsequent installment shall be due on the respective anniversary date of the Closing Date for each and every year thereafter as long as the Foundation is a bona fide charitable organization under the rules and regulations of the United States Internal Revenue Code, as amended from time to time.

 ARTICLE 13.  IN GENERAL

     13.1 Enforcement Expenses.  Except as otherwise expressly provided herein,
          --------------------
in the event any party elects to incur legal expenses to enforce, defend or interpret any provision of this Agreement as between it and the other party, the prevailing party will be entitled to recover from the non-prevailing party (or non-prevailing parties, jointly and severally) the amount of such legal expenses, including attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party will be entitled.

     13.2 Notice.  Any notice, demand or communication required, permitted or
          ------
desired to be given hereunder must be in writing and will be deemed effectively delivered when personally delivered, when actually received by recognized overnight courier, or five days after being deposited in the United States mail, with postage prepaid thereon, by certified or registered mail, return receipt requested, addressed as follows:

     if to Regional:     Regional Healthcare, Inc.
                         14540 Cortez Boulevard
                         Brooksville, FL 34613
                         Attention: Chairman


     with a copy to:     Carlton, Fields, Ward, Emmanuel,
                           Smith & Cutler, PA
                         One Harbour Place
                         777 South Harbour Island Boulevard
                         Tampa, Florida 33602
                         Attention:  Nathaniel L. Doliner, Esq.


     if to Sub or
     to HMA:             Health Management Associates, Inc.
                         5811 Pelican Bay Boulevard, Suite 500
                         Naples, FL 34108-2710
                         Attention:  William J. Schoen
                                      Chairman and Chief Executive
                                      Officer

     with a copy to:     Health Management Associates, Inc.
                         5811 Pelican Bay Boulevard, Suite 500
                         Naples, FL 34108-2710
                         Attention:  Timothy R. Parry, Esq.
                                      Vice President and General
                                      Counsel

or to such other address, or to the attention of such other person, as any party may designate by notice delivered in like manner.

     13.3 Schedules and Other Instruments.  Each Schedule, provided hereunder
          -------------------------------
and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full.

     13.4 Choice of Law.  This Agreement will be governed by and construed in
          -------------
accordance with the laws of the State of Florida without regard to its principles of conflicts of laws.

     13.5 Benefit.  This Agreement will inure to the benefit of and be binding
          -------
upon the parties hereto, Hernando County, Florida, and their respective legal representatives, successors and permitted assigns. This Agreement is not intended to benefit any other individual, group, association or entity.

     13.6 Waivers and Consents.  Any waiver of any provision of this Agreement
          --------------------
and any consent given hereunder must be in writing signed by the party sought to be bound, The waiver by any party of a breach or violation of any provision of Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof. No delay or failure on the part of any party in exercising or enforcing any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of any other right, power or privilege.

     13.7 Severability.  In the event any provision of this Agreement is held to
          ------------
be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality or unenforceability will in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which will be and remain in full force and effect, and enforceable in accordance with its terms.

     13.8 Inferences.  Inasmuch as this Agreement is the result of negotiations
          ----------
between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

     13.9 Entire Agreement.  This Agreement supersedes all previous agreements
          ----------------
and constitutes the entire agreement of whatsoever kind or nature existing among the parties representing the within subject matter, and no party will be entitled to benefits other than those specified herein and therein. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained herein and therein and no others. All prior representations or agreements, whether written or oral, not expressly referenced herein are superseded.

    13.10 Amendment.  This Agreement may be amended, and the terms hereof may be
          ---------
modified, only by a writing executed by each of the parties hereto, and any matter referred to herein as mutually agreed to or designated by the parties must be evidenced by such a writing.

    13.11 Counterparts.  This Agreement, and any document or instrument required
          ------------
or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

    13.12 Guaranty by HMA.  HMA unconditionally guarantees the performance by
          ---------------
Sub of each of its covenants and obligations under this Agreement.

    13.13 Bankruptcy Court Jurisdiction.  The parties to this Agreement hereby
          -----------------------------
agree that the Bankruptcy Court shall retain exclusive jurisdiction with respect to this Agreement and shall resolve all disputes with respect to this Agreement. Any such resolution by the Bankruptcy Court shall be final and binding on the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers, all as of the date and year first above written.

                              "REGIONAL"

                              Regional Healthcare, Inc.

                              By: /s/ Betty Escamilla
                                 --------------------
                              Title: Chairman
                                     --------


                              Hernando Healthcare, Inc.

                              By:/s/ Betty Escamilla
                                 -------------------
                              Title: Chairman
                                     --------


                              Spring Hill Regional Hospital, Inc.

                              By:/s/ Betty Escamilla
                                 -------------------
                              Title: Chairman
                                     --------


                              "SUB"

                              Hernando HMA, Inc.

                              By: /s/ Earl P. Holland
                                 ---------------------------------
                              Title: Vice Chairman
                                    ------------------------------

                              "HMA"

                              Health Management Associates, Inc.

                              By: /s/ Earl P. Holland
                                 ---------------------------------
                              By: Vice Chairman
                                 ---------------------------------

                       AMENDMENT TO DEFINITIVE AGREEMENT


     That certain Definitive Agreement dated March 12, 1998, (the "Definitive Agreement") by and among REGIONAL HEALTHCARE, INC., a Florida not-for-profit corporation ("RHI"), HERNANDO HEALTHCARE, INC., a Florida not-for-profit corporation ("HHI") and SPRING HILL REGIONAL HOSPITAL, INC. a Florida not-for-profit corporation ("Spring Hill") (hereinafter RHI, HHI and Spring Hill are collectively called "Regional"), and HERNANDO HMA, INC., a Florida corporation ("Sub"), and HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation ("HMA") is hereby amended as follows:

     The Lease Agreement attached to the Definitive Agreement as Exhibit "A" is hereby deleted in its entirety and the Lease Agreement attached hereto as Exhibit "A-1" is substituted in lieu thereof (the "Lease Agreement").

     1.   Section 2.5 is hereby deleted in its entirety and the following
Section 2.5 is substituted in lieu thereof:

          2.5   Purchase Price; Rent.  As consideration for the Purchased
                --------------------
     Assets, Sub will pay (a) to Regional a purchase price for the Purchased Assets in the amount of SEVENTY-FIVE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($75,500,000.00) minus (i) an amount equal to fifty percent (50%) of the accrued sick leave, (ii) one hundred percent (100%) of the accrued vacation and holiday pay of Regional's employees that are hired by Sub as of the Closing Date, and (iii) one hundred percent (100%) of all of the assumed accounts payable and accrued expenses of Regional as of the Effective Time that exceed the sum of One Million One Hundred Thousand and 00/100 Dollars ($1,100,000.00) (the "Purchase Price"), and (b) to County, as rent for the Leased Assets the amount of THREE HUNDRED THOUSAND AND 00/100 DOLLARS ($300,000.00) per annum (the "Rent") commencing on the Closing Date and on each anniversary thereof during the Lease Term, in accordance with the terms and conditions set forth in the Lease Agreement. On or prior to the Closing Date, Regional will deliver to Sub Regional's estimate of the Purchase Price including, but not limited to, the items described in Section 2.5(a)(i), (ii) and (iii) in accordance with Regional's methods of determining such items (the "Estimated Purchase Price"). At the Closing, Sub will pay to Regional, and HMA will cause Sub to pay to Regional, by wire transfer of immediately available funds, the Estimated Purchase Price and Sub shall pay to County, and HMA will cause Sub to pay to County the first annual payment of Rent. The Estimated Purchase Price will be subject to a post-Closing adjustment as provided by Section 2.6.

     2. Sections 3.1 and 11.1 are hereby modified by deleting the references to May 15, 1998 and in lieu thereof inserting in each such instance May 31, 1998.

     3. The caption of Article 10 is deleted in its entirety and the following substituted in lieu thereof:

     Article 10.  Indemnification; Cooperation.
                  ----------------------------

     4. Section 10.2 is deleted in its entirety and the following Section 10.2 is substituted in lieu thereof:

     Section 10.2    Cooperation by Regional.  From and after the Closing Date,
                     -----------------------
Regional will provide assistance and will cooperate with Sub and HMA in attempting to cure any breach of any representation, warranty, covenant or agreement of Regional in this Agreement, under the following conditions:

               (i) notice of breach of warranty is given to Regional by Sub within 12 months after the Closing Date;

              (ii) Regional shall not have any financial liability to Sub and/or
                   HMA or be required to expend or incur any sums to cure any breach of a representation, warranty, covenant or agreement of Regional in this Agreement. Sub's and HMA's sole remedy against Regional after the Closing with respect to the breach of any representation, warranty, covenant or agreement shall be for specific performance to compel Regional to perform its obligation of assistance and cooperation described in this
                   Section 10.2;

             (iii) Regional shall have no obligation to indemnify or hold harmless Sub or HMA under this Agreement by virtue of Regional's breach of the representations, warranties, covenants and agreements as described above; and

              (iv) Regional shall not be liable for any damages suffered by Sub or HMA with respect to any breach of representation, warranty, covenant or agreement of Regional as described above.

    5. Section 10.4(b) is hereby deleted and the following Section 10.4(b) is substituted in lieu thereof:

         (b) Any recovery by Regional, and its directors, trustees, officers and Affiliates (for purposes of this Section 10.4(b), the "Indemnitees") for indemnification shall be limited as follows:

                  (i) Regional shall not be entitled to any recovery unless a claim for indemnification is made (A) in accordance with
                        Section 10.3, and (B) within the time period of survival set forth in Section 10.3,

                 (ii) Indemnitees shall not be entitled to recover any Losses unless and until the amount which all Indemnitees are entitled to recover in respect of such Losses exceeds, in the aggregate, $100,000 (the "Deductible"), in which event, Indemnitees shall be entitled to recover in respect to such Losses only the amount of the Losses that exceed the Deductible. No Losses shall be included in determining whether the Deductible has been reached unless a notice seeking indemnification for such Losses has been given by the Indemnitee to the Indemnitor within the time frames and in accordance with the terms set forth in Article 10 hereof.

    6. Section 10.4(c) is hereby deleted and the following Section 10.4(c) is substituted in lieu thereof:

       (c) HMA and Sub shall not be entitled to any financial recovery from Regional in the event of a claim submitted pursuant to the indemnity provisions set forth in this Article 10; provided, however, as applicable, they may seek solely the enforcement of Regional's obligation under Section 10.2.

   7. Section 12.7(a)(viii) is hereby deleted and the following Section 12.7(a)(viii) is substituted in lieu thereof:

         (viii) Review of operating information provided by Sub regarding performance of the Hospital Facilities for the period from the prior meeting to the then current meeting of the Governing Board. In addition to financial statements and operating statistics for the Hospital for the aforesaid period, the Governing Board shall also be provided with the results of an annual financial audit of the Hospitals as certified by an independent public accounting firm. The County and the Governing Board shall also receive the results of the aforesaid financial audit, copies of the annually released corporate information of HMA, and a copy of the asset inventory prepared in connection with the annual financial audit of the Hospitals.

   8. Section 12.7(c) is hereby deleted and the following Section 12.7(c) is substituted in lieu thereof:

   12.7 (c)     Indigent Care.   Sub shall treat indigent patients as required
                -------------
                under applicable Florida law. Sub acknowledges that on the Commencement Date, it shall continue the same indigent care program that was previously adopted by Regional for the Hospital Facilities, a copy of which is attached hereto as Schedule 12.7(c) (the "Indigent Care Policy"), and that it shall in the future provide, at the minimum, indigent care to the extent as specified in the Indigent Care Policy and as may be specifically required by the provisions of Chapter 87-92, Laws of Florida, and Florida Statutes, Section 155.40, and any other applicable provision of federal or state law. Sub acknowledges that any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need will be treated in accordance with such policies. No such patient will be turned away because of age, race, gender or inability to pay. Sub will ensure that the Hospitals will continue to provide medical services to patients covered by the Medicare and Medicaid programs.

   9.  Section 12.7(g) is hereby deleted in its entirety and the following
Section 12.7(g) is substituted in lieu thereof:

   12.7(g)  Assignment or Sublease.  Sub shall have the right to assign its
            ----------------------
            interest in the Lease or to sublease all or any portion of the Leased Premises or its real estate interest in the Leased Premises or HMA or its Affiliates shall have the right to sell or transfer fifty percent (50%) or more of the voting stock of Sub or enter into any transaction changing the control of Sub (whether in a single transaction or a series of transactions) only with the prior written consent of the County. Notwithstanding the above, Sub may sublease portions of the Leased Premises, i.e., office space, examination rooms, etc., to third parties in the normal course of business without the consent of County.

   10. Section 12.7(h) is hereby deleted in its entirety and the following
Section 12.7(h) is substituted in lieu thereof:

    12.7(h)  Competing Properties Acquired by Business Combination. Any sale,
             -----------------------------------------------------
             purchase, merger, other reorganization, partnership, affiliation, or other transaction (in any case, a "Business Combination") pursuant to which HMA (or any of its Affiliates) or any corporation or other entity surviving or resulting from such Business Combination (or any of its Affiliates) will own or operate or have any interest in the ownership or operation of any other hospital in Hernando County, Florida, and/or Bayonet Point Hospital, in Pasco County, Florida (the "Other Hospitals") must be approved by the County; provided, however, as to Bayonet Point Hospital, said approval shall not be unreasonably withheld; provided further, however, that the County shall be deemed to have consented to such Business Combination if HMA (and all of its Affiliates) and any other company surviving such Business Combination (and all of its Affiliates) have, within twelve (12) months after the date on which such Business Combination becomes effective, divested themselves of their entire right, title and interest in the Other Hospitals, whether held directly or indirectly, and any interest, whether direct or indirect, in the management or operation of the Other Hospitals.

   11. Section 12.7(i)(2) is hereby deleted in its entirety and the following
Section 12.7(i)(2) is substituted in lieu thereof:

  12.7(i)(2)  In the event the County disapproves the Disposition as described in Section 12.7(i)(1)(b), the County shall elect one of the following options: (i) the County may purchase the Leased Premises, New Improvements and all tangible and intangible personal property used therein, other than the Excluded Assets, of Sub that would be transferred to the County at the time of termination of the Lease (the "Termination Assets"), within one hundred and eighty (180) days from the date the County disapproves the Disposition, upon payment of the fair market value for the Termination Assets as hereinafter described (the "Lease Asset Value"), or (ii) the County will, within one hundred and eighty
              (180) days from the date the County disapproves the Disposition, find a purchaser acceptable to the County that will purchase and close on the Termination Assets as provided for herein. If the County does not exercise its rights under Section 12.7(i)(2)(i) or
              Section 12.7(i)(2)(ii) within the time frame set forth herein, the County shall be deemed to have consented to the Disposition and to the transaction by and between the Acquiror (as herein defined) and HMA.

   12. Section 12.7(i)(4) is hereby deleted in its entirety and the following
Section 12.7(i)(4) is substituted in lieu thereof:

  12.7(i)(4)  The Disposition Notice shall also set forth the Lease Asset Value for the Termination Assets. The County shall, within ninety (90) days after receipt of the Disposition Notice, either accept or reject the Disposition. In addition, if the County disagrees with HMA's determination of the Lease Asset Value, then the County and HMA shall each select an MAI commercial real estate appraiser, with at least 10 years' experience in appraising hospital facilities, in the southeast region of the United States. Upon selection, the County's and HMA's appraisers will work together in good faith to agree upon the fair market value of the Termination Assets, taking into consideration the remaining term of the Lease, and the business operated therein. If after thirty (30) days of selection of the appraisers by the County and HMA a dispute continues, then in that event, both appraisers shall select a third appraiser meeting the criteria described above. Once the third appraiser has been selected, then, as soon thereafter as practicable but within thirty (30) days, the third appraiser shall make its determination as to which of the estimates received from the original appraisers most closely reflects the fair market value of the Termination Assets. The determination by the third appraiser shall be rendered in writing to both the County and HMA and shall be final and binding upon them. The parties shall share equally in the cost of the third appraiser.

   13. Section 12.7(i)(7) is hereby deleted in its entirety and the following
Section 12.7(i)(7) is substituted in lieu thereof:

  12.7(i)(7)  In the event that the County does not agree with the final determination of the Lease Asset Value or fails to close under the purchase agreement described above, then in that event HMA may complete the Disposition transaction with the Acquiror. In such event, the Acquiror shall take the Termination Assets subject to all terms set forth in this Lease Agreement.

   14. Section 12.7(l) is hereby deleted in its entirety, and the following
Section 12.7(l) is substituted in lieu thereof:

   12.7(l)  Contribution to Foundation.  On or before the Closing Date, Regional
            --------------------------
            shall establish Hernando Healthcare Foundation, Inc., a Florida not-for-profit corporation (the "Foundation"). Sub shall fund to Regional at the Closing Date a sum equal to $1,216,624.00, (the "Discount Amount") which the parties hereto agree is the present value of $1,800,000.00 payable over 10 years in equal annual payments applying a 10% discount rate. The Discount Amount may be used by Regional, in its sole discretion, for the purpose of paying or discharging or making adequate provisions for the payment or discharge of Regional's liabilities and obligations, and satisfying costs, expenses and claims associated with the Closing and in the processing of reimbursement claims pursuant to Medicaid and Medicare guidelines. The Discount Amount not funded by Regional for such purposes shall be disbursed to the Foundation. Upon receipt by Regional of Medicare or Medicaid reimbursement sums, pursuant to
            Section 12.1 of this Agreement (the "Reimbursements"), Regional shall contribute such portion of the Reimbursements after Regional has paid or discharged or made adequate provisions for the payment and discharge of Regional's liabilities and obligations, until such time as the Foundation is in receipt of the aggregate sum of the Discount Amount (including any prior cash contributions of Regional to Foundation). The sums distributed to the Foundation shall be held, invested, applied and distributed in accordance with the corporate purposes of the Foundation, as such purposes as may exist from time to time, as the Board of Directors of the Foundation, in its sole discretion, may determine. Sub and HMA acknowledge and agree that neither Sub nor HMA shall be entitled to control how such contributions, or any portion thereof, are held, invested, applied or distributed by the Foundation.

   15. The Table of Exhibits and Schedules attached to the Definitive Agreement is hereby deleted in its entirety and the Revised Table of Exhibits and Schedules attached hereto is substituted in lieu thereof.

   16. In the event of any inconsistencies between any specific provision in the Definitive Agreement and any specific provision in the Lease Agreement, the provisions of the Lease Agreement shall control.

   17. All other terms and conditions of the Definitive Agreement not modified hereby remain in full force and effect and are hereby ratified and confirmed.

   IN WITNESS WHEREOF, the parties have caused this Amendment to the Definitive Agreement to be executed by their authorized officers, all as of the date and year first above written.

                          "REGIONAL"

                          REGIONAL HEALTHCARE, INC., a Florida not-for profit corporation


                          By:_______________________________
                           Title:______________________________

                           HERNANDO HEALTHCARE, INC., a Florida not-for profit corporation


                          By: /s/ Betty Escamilla
                             ---------------------------------
                          Title: Chairman
                                 -----------------------------


                           SPRING HILL REGIONAL HOSPITAL, INC., a Florida not-for profit corporation


                           By: /s/ Betty Escamilla
                              ---------------------------------
                           Title: Chairman
                                  -----------------------------


                          "SUB"

                          HERNANDO HMA, INC., a Florida corporation


                          By: /s/ Earl P. Holland
                             --------------------------------
                          Title: Vice Chairman
                                 -----------------------------

                          "HMA"

                           HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation

                           By:/s/ Earl P. Holland
                              ---------------------------------
                          Title: Vice Chairman
                                 ------------------------------